                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:                [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            HIGHLAND BANCORP, INC.
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

       Common Stock and Options convertible into Common Stock.

  (2)  Aggregate number of securities to which transaction applies:

       4,243,474 shares of Common Stock
       475,730 options convertible into same number of shares of Common Stock

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       $25.45 for each outstanding share of common stock (based on cash consideration set forth in merger agreement; $11.59 for each option convertible into common stock, ($25.45 minus $13.86; $13.86 is the average conversion price for each option).

  (4)  Proposed maximum aggregate value of transaction:

       $113,510,124.00

  (5)  Total fee paid:

       $22,702.02

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                                PROXY STATEMENT

                                MERGER PROPOSED

                          YOUR VOTE IS VERY IMPORTANT

June 26, 2000

Dear Stockholders:

   The Board of Directors of Highland Bancorp, Inc. has unanimously approved and recommends an agreement and plan of merger with Jackson Federal Bank.

   If we complete the merger, stockholders of Highland Bancorp, Inc. will receive the right to receive $25.45 for each share of common stock. This amount will be reduced in the event Highland Bancorp's professional fees exceed $1.2 million. We do not currently anticipate that our professional fees will exceed such amount.

   This document gives you detailed information about the merger and includes a copy of the merger agreement, and you should read it carefully. It is a proxy statement that Highland Bancorp, Inc. is using to solicit proxies for use at its annual stockholder meeting.

   We are enthusiastic about the merger. We join all the other members of our Board of Directors in recommending that you vote in favor of the merger.

             Richard J. Cross                            Stephen N. Rippe
  --------------------------------------     -----------------------------------------
    Chairman of the Board of Directors         President and Chief Executive Officer

                             HIGHLAND BANCORP, INC.
                          601 South Glenoaks Boulevard
                           Burbank, California 91502
                                 (818) 848-4265

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 8, 2000

                               ----------------

TO EACH STOCKHOLDER OF HIGHLAND BANCORP, INC.:

   NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Highland Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, August 8, 2000 at the Hilton Glendale, 100 W. Glenoaks Boulevard, Glendale, CA 91202 for the following purposes, all as set forth in the attached Proxy Statement:

     1. To consider and adopt an Agreement and Plan of Merger, dated as of April 24, 2000, by and among Highland Bancorp, Highland Federal Bank and Jackson Federal Bank, pursuant to which Jackson will acquire Highland Bancorp.

     2. To elect three directors to serve until the election of directors in 2003. The nominees of the Board of Directors are Woodrow W. DeWitt, Richard
  O. Oxford, and Shirley Simmons, each of whom is currently a director of Highland Bancorp;

     3. To consider and act on the ratification of KPMG LLP as independent auditors for Highland Bancorp for 2000;

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only holders of record of Highland Bancorp common stock at the close of business on June 9, 2000 are entitled to notice of and to vote in person or by proxy at the meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU RECEIVED MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE SEPARATELY COMPLETED AND RETURNED. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS; PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                          Kelly Andrews
                                          Corporate Secretary

Dated: June    , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   1
  General..................................................................   1
  Parties to the Merger Agreement..........................................   1
  Recommendation of the Board..............................................   1
  Opinion of the Financial Advisor.........................................   2
  Interests of Certain Persons in the Merger...............................   2
  Material Federal Income Tax Consequences.................................   2
  Rights of Dissenting Stockholders........................................   2
  Regulatory Approvals.....................................................   3
  The Merger Agreement.....................................................   3
  The Merger...............................................................   3
  Effective Time of the Merger and Payment for Shares......................   3
  Conditions to the Merger.................................................   3
  Termination..............................................................   4
  No Solicitation..........................................................   4
  Fiduciary Out............................................................   4
  Transaction and Other Fees Payable to Jackson............................   5
  Security Ownership of Management and Certain Beneficial Owners...........   5
  Market Prices of Common Shares...........................................   5
  Voting Rights and Votes Required.........................................   5
ANNUAL MEETING OF STOCKHOLDERS.............................................   6
  Matters to be Considered.................................................   6
  Voting Rights and Votes Required.........................................   6
  Solicitation and Voting of Proxies.......................................   7
  Incorporation by Reference...............................................   7
  Highland Bancorp, Inc. Filings...........................................   8
SECURITY OWNERSHIP OF MANAGEMENT...........................................   9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................  10
MARKET PRICE AND DIVIDEND INFORMATION......................................  11
PROPOSAL 1: AGREEMENT AND PLAN OF MERGER AND THE MERGER....................  12
  Background and Reasons for the Merger....................................  12
  Recommendation of the Board of Directors and Reasons for the Merger......  13
  Opinion of Financial Advisor.............................................  14
    Summary of Proposal....................................................  15
    Stock Trading History..................................................  16
    Comparable Company Analysis............................................  16
    Analysis of Selected Merger Transactions...............................  17
    Discounted Dividend Stream and Terminal Value Analysis.................  18
    Description of Jackson's Business......................................  20
    Description of Highland Bancorp's Business.............................  20
  Description of the Merger Agreement and the Merger.......................  21
    Structure, Timing and Effective Time...................................  21
    In General.............................................................  21
    Possible Adjustments to Price..........................................  21
    How to Surrender Your Shares and Receive Purchase Price................  21
    Representations and Warranties.........................................  21
    Covenants of the Parties...............................................  22
    No Solicitation........................................................  22
    Conditions to the Merger...............................................  23

                                                                           Page
                                                                           ----
    Employee Benefits.....................................................  24
    Termination and Termination Fees......................................  24
    Expenses..............................................................  25
    Regulatory Matters and Amendments.....................................  25
    Indemnification of Officers and Directors.............................  25
  Stock Options...........................................................  25
  Interests of Certain Persons in the Merger..............................  25
  Material Federal Income Tax Consequences................................  26
    Introduction..........................................................  26
    General...............................................................  26
    Limitation on Deductibility of Capital Losses.........................  27
    Tax Treatment of Dissenting Stockholders..............................  27
  Appraisal Rights........................................................  27
    Electing Appraisal Rights.............................................  27
    Only Record Holders May Demand Appraisal Rights.......................  28
    Notification of Merger's Effectiveness................................  28
    Court Petition Must Be Filed..........................................  28
    Notification Regarding Shares Not Voted For Merger....................  28
    Appraisal Proceeding by Delaware Court................................  28
    Effect of Appraisal Demand on Voting and Right to Dividends...........  29
    Loss, Waiver, or Withdrawal of Appraisal Rights.......................  29
    Dismissal of Appraisal Proceeding.....................................  29
  Transactions between the Parties........................................  29
PROPOSAL 2: ELECTION OF DIRECTORS.........................................  30
  Nominees for Election...................................................  30
  Committees of the Board of Directors....................................  33
  Meetings of Directors...................................................  33
  Compensation of Directors...............................................  34
EXECUTIVE COMPENSATION....................................................  35
  Option Grants...........................................................  36
  Option Exercises and Holdings...........................................  36
  Executive Officer Change of Control Agreements..........................  36
  Acceleration Events Under the Option Plan...............................  37
PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.........  38
  Compensation Committee Interlocks and Insider Participation.............  39
PERFORMANCE GRAPH.........................................................  40
PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS................  41
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934......  41
STOCKHOLDER PROPOSALS.....................................................  41
ANNUAL REPORT.............................................................  42
OTHER BUSINESS............................................................  42
ANNEX A--AGREEMENT AND PLAN OF MERGER..................................... A-1
ANNEX B--FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P. ............ B-1
ANNEX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.............. C-1

                                    SUMMARY

   This summary highlights selected information from this proxy statement relating to the proposed merger and the other matters to be voted up and may not contain all of the information that may be important to you. To understand the merger and related matters fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the attached documents, including the merger agreement attached as Annex A. Where appropriate, items in this summary include a cross-reference directing you to a more complete description including elsewhere in this proxy statement.

General (page 21)

   At the annual meeting, you will vote on a proposal for Jackson Federal Bank to acquire Highland Bancorp. You will also vote to elect three directors and approve the appointment of our independent auditors.

   The merger agreement provides that you will receive $25.45 cash per share, subject to reduction in the event professional fees in connection with the transaction exceed $1.2 million. After the merger, Jackson will own Highland Bancorp and you will no longer have any investment or voting rights in Highland Bancorp.

Parties to the Merger Agreement (page 20)

     Highland Bancorp, Inc. and
     Highland Federal Bank
     601 South Glenoaks Boulevard
     Burbank, California 91502
     (818) 848-4265

   Highland Bancorp and our subsidiary bank, Highland Federal Bank, have executed the merger agreement with Jackson. Highland Federal is a federally chartered savings bank which operates 7 branches in Los Angeles County.

     Jackson Federal Bank
     599 North E Street
     San Bernardino, California 92401
     (909) 383-2200

   Jackson is a federally chartered savings bank owned by Jackson National Life Insurance Company, Lansing, Michigan. Jackson operates 6 banking offices in San Bernardino County and 1 banking office in Orange County. Jackson National, a subsidiary of Prudential plc, is one of the largest life insurance and financial services organizations in the country. Prudential is one of the largest life insurance companies in the United Kingdom.

Recommendation of the Board (page 13)

   On April 24, 2000, our Board unanimously approved the merger agreement and recommended that you approve the merger agreement. In connection with its recommendations, our Board relied upon, among other things, the analyses and findings of its financial advisor, Sandler O'Neill Partners, LP. See "Background and Reasons for the Merger" beginning on page 12, and "Opinion of the Financial Advisor" beginning on page 14.

   OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Opinion of the Financial Advisor (page 14)

   Sandler O'Neill provided its opinion to our Board that, as of April 24, 2000, the merger consideration was fair from a financial point of view to you. Sandler O'Neill has confirmed its opinion in writing as of the date of this proxy statement.

   The full text of Sandler O'Neill's opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and incorporated by reference into this proxy statement. The opinion of Sandler O'Neill does not constitute a recommendation as to how you should vote with respect to the merger agreement. We urge you to read the opinion in its entirety. See "Opinion of Financial Advisor" beginning on page 14.

   We have agreed to pay Sandler O'Neill a fee equal to .701% of the aggregate merger consideration. If the merger is consummated at the $25.45 per common share price stated in the merger agreement, Sandler O'Neill's fee will be approximately $800,000 for services as financial advisor and rendering its opinion to the Board. We have also agreed to indemnify Sandler O'Neill against certain liabilities, including certain liabilities under the federal securities laws. See "Opinion of Financial Advisor" beginning on page 14.

Interests of Certain Persons in the Merger
(page 25)

   In considering the Board's recommendation with respect to the merger agreement, you should be aware that some of our officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest, which are described in more detail under "Interests of Certain Persons in the Merger" beginning on page 25.

   Certain of our officers and directors hold options convertible into shares of common stock totaling 475,730 shares for which they'll receive approximately $5,513,710 if the merger is consummated. Three officers have also executed 3-year employment agreements with Jackson to take effect upon completion of the merger. Certain officers also have change in control agreements with Highland Bancorp which provide for payments to them after the merger is completed.

Material Federal Income Tax Consequences
(page 26)

   Your receipt of the cash merger consideration will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your tax advisors to determine the effect of the merger under applicable federal, state, local and foreign tax laws. See "Material Federal Income Tax Consequences" beginning on page 26.

Rights of Dissenting Stockholders (page 27)

   If the merger is completed, a stockholder who properly objects to the terms of the merger and follows the procedures required by Delaware law may seek an appraisal of the fair value of the shares of common stock owned. See "Appraisal Rights" beginning on page 27.

Regulatory Approvals (page 25)

   The Office of Thrift Supervision, or "OTS", must approve the merger. We understand that, as of the date of this proxy statement, Jackson has filed the necessary application, but such approval has not yet been obtained. See "Conditions to the Merger" beginning on page 23 and "Regulatory Matters and Amendments" beginning on page 25.

The Merger Agreement

The Merger (page 21)

   The merger agreement provides that, subject to satisfaction of certain conditions, a wholly-owned subsidiary of Jackson will be merged with and into Highland Bancorp. Following the merger, the separate existence of Merger Sub will cease and Highland Bancorp will continue as the surviving corporation. Upon completion of the merger, each issued and outstanding share of common stock will be canceled and converted into the right to receive $25.45 in cash, without interest, subject to possible reduction. See "Description of the Merger Agreement and the Merger--In General", page 21.

Effective Time of the Merger and Payment for Shares (page 21)

   We currently expect the merger to occur during the fourth quarter of 2000. The effective time of the merger will occur upon the filing of a Certificate of Merger with the Delaware Secretary of State promptly after the satisfaction or waiver of the conditions to the merger contained in the merger agreement. See "Conditions to the Merger" beginning on page 23. The exchange agent will forward to you detailed instructions with regard to the surrender of share certificates, together with a letter of transmittal, promptly following the effective time of the merger. You should not submit your certificates to the exchange agent until you have received such materials. The exchange agent will send payment of the merger consideration to you as promptly as practicable following receipt by the exchange agent of certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "How to Surrender Shares and Receive Purchase Price" beginning on page 21.

   You should not send any share certificates to us at this time.

Conditions to the Merger (page 23)

   Each party's obligation to complete the merger is subject to satisfaction of a number of conditions, including with respect to one or both parties:

  . holders of a majority of the outstanding shares of our common stock shall have approved the merger agreement;

  . the OTS shall have approved the merger;

  . three specified officers of Highland Federal shall have entered into employment agreements with Jackson (which condition has been met); and

  . the representations and warranties of Highland Bancorp, Highland Federal and Jackson shall be true and correct as of the effective time of the merger to an extent which does not have a material adverse effect on Highland Bancorp or Jackson.

   Any or all of the conditions that have not been satisfied may be waived, other than conditions that are required by law, such as approval of the merger agreement by our stockholders, certain regulatory approvals and the absence of injunctions enjoining the merger. See "Conditions to the Merger" beginning on page 23. Even if you approve the merger agreement, we cannot assure you that the merger will be consummated.

Termination (page 24)

   The parties may mutually agree to terminate the merger agreement at any time.

   Jackson or we may terminate the merger agreement if:

  . the merger is not consummated by January 5, 2001 unless the merger is not consummated due to a breach of the merger agreement by the party seeking to terminate it;

  . 30 days after any approval or determination of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement is denied unless Jackson elects to appeal the denial; or

  . one day later after the approval of our stockholders is not obtained at our stockholders' meeting.

   Jackson may terminate the merger agreement if:

  . we breach the merger agreement in a material respect and such breach is not cured within 30 days and would entitle Jackson not to consummate the merger agreement; or

  . our Board fails to recommend the merger, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to Jackson or approves or recommends to you an acquisition proposal other than the merger.

   We may terminate the merger agreement if:

  . Jackson breaches the merger agreement in a material respect and such breach is not cured within 30 days and would entitle us not to consummate the merger agreement; or

  . at any time prior to the approval of our stockholders in accordance with our ability to terminate the agreement because of the exercise by our Board of its fiduciary duties and the payment of a $4 million fee.

   See "Termination and Termination Fees" beginning on page 24.

No Solicitation (page 22)

   Pursuant to the merger agreement, we have agreed that we will not, nor allow our directors, officers or employees to, directly or indirectly, solicit, initiate, endorse or encourage any inquiry or proposal for any merger or other acquisition proposal from a third party. See "No Solicitation" beginning on page 22.

Fiduciary Out (page 24)

   If we receive an acquisition proposal for a merger or another business combination or the acquisition of a substantial equity interest in or a substantial portion of the consolidated assets of Highland Bancorp, the Board is not prevented from taking any action with respect to the acquisition proposal if the Board concludes in good faith after consultation with outside legal counsel that it must so act in a manner consistent with its fiduciary duties. In such event, we must pay a termination fee of $4 million. See "Termination and Termination Fees" beginning at page 24.

Transaction and Other Fees Payable to Jackson (page 24)

   We will pay Jackson a $4 million fee if:

  . we receive a fully financed competing acquisition proposal made in cash;
    we provide Jackson an opportunity for at least 5 business days to increase the cash merger consideration; Jackson does not increase the cash merger consideration and we decide to make such payment and terminate the merger agreement; or

  . we have received a competing acquisition proposal and either (1) the Board has failed to recommend approval of the merger agreement to you or withdrawn or changed its recommendation in a manner adverse to Jackson;
    (2) our stockholders have not approved the merger agreement or (3) we have breached the merger agreement to the extent that it would entitle Jackson to terminate the merger agreement and Jackson elects to terminate the merger agreement and requests the fee.

   See "Termination and Termination Fees" beginning on page 24.

Security Ownership of Management and Certain Beneficial Owners (page 9)

   At the close of business on the record date, our directors and executive officers beneficially owned in the aggregate approximately 567,375, or approximately 13.4%, of the outstanding shares of our common stock, including shares issuable upon exercise of stock options. To our knowledge, all of our directors and executive officers intend to vote in favor of approval of the merger agreement. See "Security Ownership of Management" beginning on page 9.

Market Prices of Common Shares (page 11)

   Our common stock is listed for trading on the Nasdaq National Market. The closing price of our common stock on June 9, 2000, was $24.125.

Voting Rights and Votes Required (page 6)

   The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement. A failure to vote or a vote to abstain will have the same effect as a vote cast against approval of the merger agreement.

   Brokers who hold shares of common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the merger agreement.

   Each holder of record of shares of our common stock at the close of business on June 9, 2000 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders except that a stockholder may cumulate votes for the election of directors. At the close of business on the record date, 4,243,474 shares of our common stock were outstanding. The holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "Voting Rights and Votes Required" beginning on page 6.

                             HIGHLAND BANCORP, INC.
                          601 South Glenoaks Boulevard
                           Burbank, California 91502
                                 (818) 848-4265

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 8, 2000

   This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of Highland Bancorp of proxies for use at Highland Bancorp's Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, August 8, 2000 and at any and all adjournments thereof, for the purposes set forth in the foregoing notice of the meeting. The proxy statement and the enclosed form of proxy are first being mailed to you on or about June 26, 2000.

Matters to be Considered

   At the meeting, you will vote upon

  . the Agreement and Plan of Merger dated as of April 24, 2000 by and among Highland Bancorp, Highland Federal and Jackson Federal Bank, providing for the merger of a subsidiary of Jackson with Highland Bancorp;

  . the election of three directors;

  . the ratification of the selection of KPMG LLP as Highland Bancorp's independent auditors for 2000; and

  . such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors does not know of any matter to be brought before the meeting other than those described in this proxy statement.

Voting Rights and Votes Required

   The Board of Directors has fixed June 9, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. At the close of business on the record date, 4,243,474 shares of our common stock were outstanding and entitled to vote.

   A majority of the outstanding shares of common stock must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Except as set forth below with respect to the election of directors, you will have one vote for each share held on the record date on each matter to be presented at the meeting.

   The affirmative vote of a majority of the outstanding shares of common stock is required to approve the merger agreement and the transactions contemplated by the merger agreement.

   In the election of directors, you may cumulate your votes for the candidates in nomination. Each share of common stock will be entitled to the number of votes equal to the number of directors to be elected, and you may cast all your votes for a single candidate or may distribute your votes among three or more candidates in such manner, as you deem appropriate. The candidates receiving the highest number of votes will be elected as directors. The Board is soliciting discretionary authority to cumulate votes, and the return of an executed proxy confers such authority.

   The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of KPMG LLP as independent auditors.

   Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. For the purpose of determining whether a proposal has received the necessary votes to be approved, abstentions from voting on any matter other than the election of directors, will have the effect of a vote AGAINST such matter. Because broker non-votes are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

   In the event that the votes necessary to approve any of the proposals have not been obtained by the date of the meeting, the Chairman of the meeting may, in his discretion, adjourn the meeting from time to time to permit the solicitation of additional proxies.

Solicitation and Voting of Proxies

   In connection with the solicitation by the Board of Directors of proxies for use at the meeting, the Board of Directors has designated Richard J. Cross, Chairman of the Board of Directors, and Stephen N. Rippe, President and Chief Executive Officer, as proxy holders. Common stock represented by all properly executed proxies will be voted at the meeting in accordance with the instructions specified thereon.

   If no instructions are specified, common stock represented by any properly executed proxy will be voted FOR the approval of the merger agreement and the transactions evidenced thereby, FOR the election of each of the nominees listed below under "Election of Directors," and FOR the ratification of the selection of KPMG LLP as independent auditors for Highland Bancorp.

   The Board of Directors is not aware of any matters that will come before the meeting other than those described above. If any other matters are properly presented at the meeting, the proxies will be voted by the proxy holders in accordance with the recommendations of the Board of Directors.

   You may revoke your proxy at any time prior to its exercise by filing with the secretary of Highland Bancorp an instrument of revocation or a valid proxy bearing a later date, or by attending the meeting and requesting that such proxy be revoked. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

   We are paying all costs of soliciting proxies relating to the meeting. Proxies will be solicited by mail. Our directors, officers and employees may also solicit proxies personally or by telephone or telegram. We will not pay them additional compensation for those efforts.

   We also will provide nominees, such as banks and brokerage firms, with proxy materials to transmit to their beneficial owners and will reimburse the nominees for their expenses in doing so. Further, we have retained D.F. King & Co., Inc. to assist us in soliciting proxies from banks, brokers, and nominees. We have agreed to pay $5,000 plus expenses to D.F. King for these services.

Incorporation by Reference

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Highland Bancorp submits at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public submissions are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained http://www.sec.gov.

   As allowed under SEC rules, this proxy statement does not contain all the information that you can find in other public filings. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be a part of this proxy statement, except for information superseded by information contained in a later filing, including this proxy statement. Set forth below are those documents previously filed with the SEC that contain important business information about us and our financial condition and are incorporated herein by reference.

Highland Bancorp, Inc. Filings:

  . Annual Report on Form 10-K for the period ended December 31, 1999, as amended by the Form 10K/A filed on April 28, 2000.

  . Quarterly Report on Form 10-Q for the period ending March 31, 2000.

  . Current Report on Form 8-K dated April 25, 2000.

   We incorporate by reference additional documents that we may file with the SEC between the date of this Proxy Statement and the date of the meeting. These include periodic reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

   Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain them by requesting them in writing or by telephone at the following:

     HIGHLAND BANCORP, INC.
     601 Glenoaks Boulevard, Suite 200
     Burbank, CA 91502
     Attn: Kelly Andrews
     (818) 848-4265

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth the beneficial ownership of our common stock as of June 9, 2000 by each director and executive officer and by all directors and executive officers of Highland Bancorp as a group. Except as noted all such shares are beneficially owned solely by such individual or jointly with such individual's spouse.

                                                        Amount        Percent
                                                     Beneficially        of
              Name of Beneficial Owner                  Owned         Class(1)
              ------------------------               ------------     --------
Richard J. Cross....................................    41,000(2)(3)     1.0%
Woodrow W. DeWitt...................................   105,104(2)        2.5%
William G. Dyess....................................    44,264(2)(4)     1.0%
Ellen B. Geiger.....................................    50,000(5)        1.2%
Richard O. Oxford...................................    42,714(2)        1.0%
Stephen N. Rippe....................................   178,002(6)        4.2%
Shirley E. Simmons..................................    28,030(2)         *
Garry P. Warren.....................................    33,611(7)         *
Kelly Andrews.......................................    42,650(8)        1.0%
Stephen Cooper......................................     2,000(9)         *
All directors and executive officers as a group (10
 persons)...........................................   567,375(10)      13.4%

--------
  *  Less than 1%.

 (1) Shares which the person (or group) has the right to acquire within 60 days after June 9, 2000 are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (2) Includes 21,000 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

 (3) Does not include 6,000 shares owned by Mr. Cross's wife as to which Mr. Cross disclaims beneficial ownership.

 (4) Does not include 3,200 shares owned by Mr. Dyess's wife as to which Mr. Dyess disclaims beneficial ownership.

 (5) Includes 50,000 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

 (6) Includes 136,668 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

 (7) Includes 28,564 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

 (8) Includes 2,000 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

 (9) Includes 2,000 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

(10) Includes a total of 324,232 shares, which may be acquired within 60 days after June 9, 2000 upon exercise of outstanding options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table identifies those stockholders known as of June 9, 2000 to management as beneficially owning in excess of 5% of the outstanding common stock.

                                                           Common Stock
                                                      Beneficially Owned at
                                                           June 9, 2000
                                                      ------------------------
                                                      Number of      Percent
Name and Address of Beneficial Owner                    Shares      of Class
------------------------------------                  ------------ -----------
Wellington Management Company, LLP(1)................      378,400        8.9%
 75 State Street
 Boston, Massachusetts 02109

Gabriel Capital Corporation and J. Ezra Merkin(2)....      241,500        5.7%
 450 Park Avenue
 New York, NY 10022

John Hancock Mutual Life Insurance Company(3)........      331,334        7.8%
 101 Huntington Avenue
 Boston, Massachusetts 02199

--------
(1) Based on a Schedule 13G filed by Wellington Management Company, LLP on February 9, 2000.

(2) Based on a Schedule 13G filed by Gabriel Capital Corporation and J. Ezra Merkin on May 26, 2000.

(3) Based on a Schedule 13G filed by John Hancock Mutual Life Insurance Company on January 19, 2000. Direct beneficial ownership of the shares is held by John Hancock Advisors, Inc., which is a wholly-owned subsidiary of the Berkley Financial Group, which is a wholly-owned subsidiary of John Hancock Subsidiaries, Inc., which is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Our common stock is listed on The Nasdaq National Market under the symbol "HBNK." On the record date for the meeting, there were approximately 525 holders of record of Highland Bancorp common stock. The following table sets forth for the calendar quarter indicated, the high and low closing sale prices per share of our common stock as reported on The Nasdaq National Market, and the dividends per share on our common stock. The per share prices of our common stock set forth below have been adjusted to reflect a two-for-one stock split effected as a 100% stock dividend which was effective as of May 14, 1999.

                                                                       Dividends
Quarter Ended                                             High   Low   Declared
-------------                                            ------ ------ ---------
1998:
  First quarter......................................... $19.25 $16.63  $0.000
  Second quarter........................................  21.75  18.75   0.125
  Third quarter.........................................  21.28  18.94   0.065
  Fourth quarter........................................  18.06  15.75   0.065

1999:
  First quarter......................................... $18.63 $15.25  $0.0625
  Second quarter........................................  20.63  18.25   0.0625
  Third quarter.........................................  19.50  18.13   0.0625
  Fourth quarter........................................  19.75  17.63   0.0625

2000:
  First quarter......................................... $18.00 $15.00  $0.075
  Second quarter (through June 9, 2000).................  24.13  15.00   0.075

   On April 24, 2000, the day before the merger was announced, our common stock closed at $17.25 per share. On June 9, 2000, the common stock closed at $24.125 per share.

                                  PROPOSAL 1:

                  AGREEMENT AND PLAN OF MERGER AND THE MERGER

   This part of the proxy statement contains information regarding the terms and conditions of the merger that are set forth in the merger agreement, a copy of which is attached to this proxy statement as Annex A. The statements made in this proxy statement are qualified in their entirety by, and made subject to, the terms and conditions set forth in the merger agreement which you should read prior to voting upon this proposal.

Background and Reasons for the Merger

   Your Board of Directors has always considered enhancing stockholder value as its first priority. We have observed the considerable consolidation in the financial institutions industry occurring in recent years. At the same time, we have experienced increased competition for customers from other industries, including the insurance, mortgage banking and securities industries. Therefore, the Board has monitored and explored expansion and acquisition opportunities for several years and has also considered the sale of our company as a possibility if that would provide acceptable value for you.

   At the peak of the high stock prices for banks and savings banks in mid-1998, the Board determined it should engage advisers to evaluate our strategic options and the acquisition or sale opportunities then available. Sandler O'Neill & Partners, L.P. was engaged and presented a market valuation of our company in May 1998. The Board directed Sandler O'Neill to discreetly explore interest among identified potential acquirers. In July 1998, the Board considered expressions of interest from three potential buyers identified by Sandler O'Neill and entered negotiations with one party that would have offered our stockholders its stock. Unfortunately, due to the severe decline in stock market prices in the fall of 1998, the Board decided that the transaction was no longer attractive. The Board did not consider the other expressions of interest attractive.

   Between October 1998 and February 1999, the Board explored potential mergers with other institutions. The Board determined, however, that the potential price in an exchange of stock and other aspects of matching the business of those institutions with ours did not make those opportunities attractive enough for you.

   In September 1999, the President of Jackson approached our President, Steve Rippe, about a possible acquisition. We provided certain public information about us to Jackson. On November 15, 1999, the Board held a merger and acquisition strategic planning meeting where updated market information was discussed and Sandler O'Neill presented strategic alternatives. The Board then directed Mr. Rippe to contact another institution identified as a potential acquirer and to contact Jackson to ascertain its interest in acquiring Highland Bancorp.

   In late November 1999 and into December 1999, Mr. Rippe met with the senior management of Jackson and another institution and explored other acquisition opportunities presented by Sandler O'Neill. On December 20, 1999, Mr. Rippe updated the Board on these opportunities.

   On December 29, 1999, Jackson sent a written expression of interest to acquire us for a cash price between $23.00 and $25.00 per share. After consulting with its advisors, the Board rejected Jackson's request to pursue a transaction at that price.

   On January 6, 2000, Jackson's senior officers visited our senior management and held further discussions. Thereafter, on January 19, 2000, Jackson advised us that it would increase its proposed price to between $25.00 and $26.00 per share.

   On February 2, 2000 Sandler O'Neill made a presentation to the Board on other potential acquirers. After the presentation the Board decided to permit Jackson to conduct due diligence. This arrangement did not preclude us from pursuing other opportunities and the Board directed Sandler O'Neill to continue to solicit offers discreetly. Thereafter, Sandler O'Neill received two additional expressions of interest that the Board determined were inferior to Jackson's offer.

   After conducting on site due diligence, on February 29, 2000, Jackson offered to acquire us for $25.00 per share. On March 1, 2000, the Board elected a merger committee to negotiate the terms of a possible definitive merger agreement with Jackson for the full Board's consideration. Manatt, Phelps & Phillips, LLP was engaged as special counsel. Mr. Rippe and representatives of Manatt, Phelps and Sandler O'Neill then conducted meetings and negotiations throughout March 2000 and reported periodically to the committee. On March 29, 2000, Mr. Rippe reported the progress of discussions to the Board. Thereafter, following a meeting with Jackson, Sandler O'Neill reported that Jackson had agreed to a cash price of $25.45 per share.

   The Boards of Directors of Highland Bancorp and Highland Federal held a joint special meeting on April 14, 2000. Representatives of Sandler O'Neill and legal counsel met with the directors to discuss the status of the transaction. At the meeting, the Board received information regarding the due diligence process and discussed the pending transaction. A draft of the merger agreement and related documents were distributed to each director. Legal counsel reviewed in detail with the Board the draft of the merger agreement. Legal counsel and management responded to questions from the directors concerning the merger agreement and the directors reached a consensus on the remaining open issues to be negotiated.

   Another joint meeting of the Boards of Highland Bancorp and Highland Federal was then held on April 17, 2000 for the purpose of receiving an update from counsel on the final terms of the proposed merger agreement still under negotiation and to receive a presentation from Sandler O'Neill. Legal counsel also reviewed the general terms of the employment contracts, which Jackson was offering to three of our officers, and which were required to be executed prior to or contemporaneously with the signing of the merger agreement.

   Representatives of Sandler O'Neill next presented a detailed financial review of the transaction. Sandler O'Neill's presentation included an explanation of the financial analyses Sandler O'Neill engaged in rendering its opinion.

   The Boards of Directors of Highland Bancorp and Highland Federal next met on April 24, 2000 to discuss the status of the transaction. Legal counsel attended and representatives of Sandler O'Neill participated by telephone. A proposed final draft of the merger agreement was distributed to each director and legal counsel discussed the revisions to the merger agreement that had been negotiated since the preceding Board meetings. Sandler O'Neill delivered its oral opinion, which was confirmed in writing, that the merger price of $25.45 per share was fair to the stockholders of Highland Bancorp from a financial point of view based on the financial analysis underlying its fairness opinion. See "Opinion of Financial Advisor" beginning on page 14 for further details.

   As a result of its review of the proposed merger, the merger agreement and the Sandler O'Neill fairness opinion, the Board unanimously approved the proposed merger and authorized management to execute and deliver the merger agreement in substantially the form presented. The merger agreement was then executed as of April 24, 2000 by Highland Bancorp, Highland Federal and Jackson. Thereafter, Highland Bancorp received from Sandler O'Neill confirmation of its written fairness opinion dated five days prior to the date of this document.

Recommendation of the Board of Directors and Reasons for the Merger

   The Board has determined that the merger agreement is in the best interests of Highland Bancorp and its stockholders, and unanimously recommends that you approve the merger agreement. In reaching its conclusion and recommendation, the Board consulted with management, legal counsel and its financial advisor, and considered various factors. Although the Board did not assign any specific or relative weight to any factors, these factors included:

  . the business, operations, financial condition and earnings of Highland
    Bancorp on a historical and a prospective basis;

  . the nature of Highland Federal's deposit base and the absence of any substantial market share in any geographic region;

  . the challenges Highland Bancorp and Highland Federal would face in the future with respect to funding asset growth;

  . the likelihood of Highland Bancorp continuing to improve its efficiency and overhead ratios;

  . the general short-term and long-term outlook for the savings and loan and banking industries;

  . the oral presentations of Sandler O'Neill to the Board on April 14, 2000 and 24, 2000 and the fairness opinion of Sandler O'Neill rendered on April 24, 2000, and confirmed as of the date of this proxy statement, that the merger consideration of $25.45 was fair from a financial point of view to the holders of Highland Bancorp's common stock;

  . the fact that Jackson's offer contained a considerable premium in excess of the market price prevailing for Highland Bancorp's common stock prior to the announcement of the signing of the merger agreement (which market price was approximately $17.00 compared to the cash price of $25.45); and

  . the opinion of Highland Bancorp's financial advisor that the cash price of $25.45 per share was in the high end of the range that other banks and savings institutions would be willing to pay for Highland Bancorp and Highland Federal.

   The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board.

Opinion of Financial Advisor

   By letter agreement dated as of February 1, 2000, we retained Sandler O'Neill as an independent financial advisor in connection with the Board's consideration of a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

   Sandler O'Neill acted as financial advisor to us in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of our Board, representatives of Sandler O'Neill attended the meetings of the Board of Directors on April 17 and 24, 2000 at which the Board considered and approved the merger agreement. At the April 24 meeting, which Sandler O'Neill attended via telephone, Sandler O'Neill delivered to the Highland Bancorp Board its oral opinion that, as of such date, the consideration to be received by Highland Bancorp stockholders in the merger was fair to you from a financial point of view. Sandler O'Neill has also delivered to the Board of Directors a written opinion dated the date of this proxy statement which is substantially identical to the April 24, 2000 opinion. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description and this description is qualified in its entirety by reference to the opinion. You are urged to carefully read the opinion in connection with your consideration of the proposed merger.

   Sandler O'Neill's opinion was directed to the Highland Bancorp Board and was provided to Highland Bancorp for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to you from a financial point of view. It does not address the underlying business decision of Highland Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to you as to how you should vote at the special meeting with respect to the merger or any other related matter.

   In rendering its April 24, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Highland Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or merger transaction value of Highland Bancorp and the companies to which it is being compared.

   The earnings projections for Highland Bancorp relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of Highland Bancorp for the year ending December 31, 2000. For periods after 2000, Sandler O'Neill assumed, with Highland Bancorp's consent, an annual growth rate on earning assets of 6.00%. The earnings projections furnished to Sandler O'Neill were prepared by the senior management of Highland Bancorp for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those shown in such projections.

   In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Highland Bancorp, Jackson and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Board of Directors at the April 17th and 24th meetings. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Highland Bancorp common stock or the prices at which Highland Bancorp common stock may be sold at any time.

   Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share merger consideration of $25.45 and Highland Bancorp's December 31, 1999 financial information, Sandler O'Neill calculated the following ratios:

   Transaction value/Tangible book value.................................. 2.24x
   Transaction value/Book value........................................... 2.24x
   Transaction value/Last 12 Months fully-diluted EPS..................... 11.3x
   Tangible book premium/core deposits(1)................................. 15.8%
   Transaction value/Total deposits....................................... 27.4%
   Transaction value/Total assets......................................... 17.3%

--------
(1) Assumes all deposits are core deposits

   The aggregate transaction value was approximately $113.5 million, based upon
4.46 million fully diluted shares of Highland Bancorp common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 66.9% premium over the April 14, 2000 closing price of Highland Bancorp common stock of $15.25.

   Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Highland Bancorp common stock and the relationship between the movements in the prices of Highland Bancorp common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded California savings institutions selected by Sandler O'Neill. During the one year period ending April 14, 2000, the Highland Bancorp common stock outperformed the NASDAQ Bank Index and its composite group and underperformed the S&P Index.

                                       Beginning Index Value Ending Index Value
                                          April 14, 1999       April 14, 2000
                                       --------------------- ------------------
   Highland Bancorp...................        100.00%               81.61%
   Highland Bancorp Composite Group...        100.00%               61.32%
   Nasdaq Bank Index..................        100.00%               79.45%
   S&P 500 Index......................        100.00%              102.12%

   Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Highland Bancorp and two groups of savings institutions selected by Sandler O'Neill. The "Regional Group" consisted of Highland Bancorp and the following 8 publicly traded California savings institutions:

   Bank Plus Corp.                                  Quaker City Bancorp, Inc
   Hawthorne Financial Group                        Life Financial Corp.
   Provident Financial Holdings                     Monterey Bay Bancorp, Inc.
                                                    United PanAm Financial
   ITLA Capital Corp.                               Corp.

   The "Highly Valued Group" consisted of Highland Bancorp and the following 16 publicly traded nationwide savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 13% and a price-to-tangible book value of greater than 130%:

   InterWest Bancorp, Inc.                          First Bell Bancorp, Inc.
   First Financial Holdings, Inc.                   Progress Financial Corp.
                                                    American Bank of
   First Federal Capital Corp.                      Connecticut
   Queens County Bancorp, Inc.                      MetroWest Bank
   WSFS Financial Corp.                             Coastal Financial Corp.
   Andover Bancorp, Inc.                            Bancorp Connecticut, Inc.
   Medford Bancorp, Inc.                            Warren Bancorp, Inc.
   People's Bancshares, Inc.                        Home Port Bancorp, Inc.

   The analysis compared publicly available financial information for Highland Bancorp and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1994 through December 31, 1999. The table below sets forth selected comparative data as of and for the twelve months ended December 31, 1999.

                                      Highland                       Highly
                                      Bancorp     Regional Group  Valued Group
                                    ------------  --------------  ------------
   Total Assets...................  $654,778,000  $1,109,668,000  $808,011,000
   Tangible equity/total assets...          7.36%           7.36%         6.81%
   Net loans/total assets.........         83.34%          80.84%        66.57%
   Gross loans/total deposits.....        134.82%         106.32%       103.99%
   Total borrowings/total assets..         28.09%          12.42%        27.60%
   Non-performing assets/total
    assets........................          0.63%           1.50%         0.33%
   Loan loss reserve/gross loans..          2.14%           1.65%         1.18%
   Net interest margin............          4.66%           3.87%         3.60%
   Non-interest income/average
    assets........................          0.40%           0.44%         0.53%
   Non-interest expense/average
    assets........................          1.50%           2.06%         2.21%
   Efficiency ratio...............         31.68%          61.53%        54.49%
   Return on average assets.......          1.60%           0.73%         1.17%
   Return on average equity.......         21.76%          11.66%        16.07%
   Price/tangible book value per
    share.........................        135.34%          69.21%       152.07%
   Price/earnings per share.......         6.83x           6.57x         9.60x
   Dividend yield.................          1.63%           0.00%         3.62%
   Dividend payout ratio..........         11.11%           0.00%        30.91%

   Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions announced from January 1, 1999 to March 28, 2000 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 52 transactions announced nationwide, 14 transactions announced nationwide involving sellers which had an equity/assets ratio of less than 8% ("Fully Leveraged Transactions"), and 8 transactions announced nationwide involving sellers which had a return on average equity ratio of greater than 13% at announcement ("High Performing Transactions"). Sandler O'Neill computed high, low, mean, and median multiples and premiums for the respective groups of transactions. These multiples were applied to Highland Bancorp's financial information as of and for the year ended December 31, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Highland Bancorp common stock of $12.60 to $52.83 based upon the median multiples for Nationwide Transactions, $14.58 to $44.71 based upon the median multiples for Fully Leveraged Transactions and $14.81 to $43.22 based upon the median multiples for High Performing Transactions.

                                Nationwide    Fully Leveraged  High Performing
                               Transactions     Transactions     Transactions
                             ---------------- ---------------- ----------------
                              Median  Implied  Median  Implied  Median  Implied
                             Multiple  Value  Multiple  Value  Multiple  Value
                             -------- ------- -------- ------- -------- -------
   Deal price/LTM EPS......   23.43x  $52.83   19.83x  $44.71   19.17x  $43.22
   Relative Price/LTM
    EPS(1).................    1.26x  $28.98    1.17x  $27.06    1.09x  $25.12
   Deal price/Book value...    1.65x  $18.74    1.97x  $22.39    2.91x  $33.05
   Relative Price/Book
    value(2)...............    0.81x  $12.60     .94x  $14.58     .95x  $14.81
   Deal price/Tangible book
    value..................    1.67x  $18.93    2.01x  $22.80    3.21x  $36.43
   Tangible book
    premium/Core deposits..    11.47% $20.94    11.36% $20.84    32.00% $39.05
   Deal price/Total
    assets.................    20.08% $29.51    14.44% $21.22    28.52% $41.92
   Deal price/Total
    deposits...............    28.53% $26.49    18.38% $17.06    38.66% $35.89

--------
(1) Implied value based on the median price/earnings trading multiple of publicly traded California financial institutions with assets greater than $800m (10.26X)

(2) Implied value based on the median price/book value trading multiple of publicly traded California financial institutions with assets greater than $800m (1.37x)

   In considering the results of the above analysis and in discussing the analysis with the Board of Directors, Sandler O'Neill considered the range of values suggested by its analysis as a whole, noting that the per share transaction value of $25.45 was within the range of values suggested by the analysis.

   Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Highland Bancorp through December 31, 2003 under various circumstances, assuming Highland Bancorp's current dividend payout ratio and that Highland Bancorp performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Highland Bancorp common stock at December 31, 2003, Sandler O'Neill applied price/earnings multiples ranging from 6x to 14x and applied multiples of tangible book value ranging from 75% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Highland Bancorp common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Highland Bancorp common stock of $10.61 to $44.81 when applying the price/earnings multiples and $11.91 to $33.68 when applying multiples of tangible book value.

                                                                   Tangible Book
                                                   Price/Earnings      Value
                                                      Multiples      Multiples
                                                   --------------- -------------
   Discount Rate                                     6x      14x    .75x  2.75x
   -------------                                   ------- ------- ------ ------
     9%........................................... $ 15.43 $ 33.68 $13.69 $44.81
     11...........................................   14.14   30.78  12.57  40.91
     13...........................................   12.97   28.14  11.54  37.38
     15...........................................   11.91   25.74  10.61  34.17

   In connection with its analysis, Sandler O'Neill considered and discussed with the Board of Directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

   In connection with rendering its April 24, 2000 opinion, Sandler O'Neill reviewed, among other things:

  . the merger agreement and exhibits and schedules thereto;

  . certain publicly available financial statements and other historical financial information of Highland Bancorp that it deemed relevant;

  . certain publicly available financial information of Jackson that it deemed relevant;

  . certain limited financial information, including published credit ratings, of certain of Jackson's affiliates;

  . certain internal financial analyses and forecasts of Highland Bancorp prepared by and/or reviewed with management of Highland Bancorp and the views of senior management of Highland Bancorp, based on certain limited discussions with certain members of senior management, regarding Highland Bancorp's past and current business, financial condition, results of operations and future prospects;

  . the views of senior management of Jackson, based on certain limited discussions with certain members of senior management, regarding Jackson's ability to obtain regulatory approval of the Merger and to fund the merger consideration;

  . the publicly reported historical price and trading activity for Highland
    Bancorp's common stock, including a comparison of certain financial and stock market information for Highland Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

  . the financial terms of recent business combinations in the savings institution industry, to the extent publicly available;

  . the current market environment generally and the banking environment in particular; and

  . such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

   In connection with rendering the Sandler Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its April 24, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

   In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Highland Bancorp or Jackson or any of their respective subsidiaries or affiliates, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Highland Bancorp or Jackson, nor has it reviewed any individual credit files relating to Highland Bancorp or Jackson. With Highland Bancorp's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Highland Bancorp and Jackson are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Highland Bancorp or Jackson. With respect to all financial projections reviewed with Highland Bancorp's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the management of the future financial performance of Highland Bancorp and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

   Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that no adjustments will be required pursuant to Section 8.9(e) of the Agreement and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Highland Bancorp's consent, that there has been no material change in Highland Bancorp's and Jackson's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to it, that Highland Bancorp and Jackson will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction.

   Highland Bancorp has agreed to pay Sandler O'Neill a transaction fee of $795,706 in connection with the merger, of which $119,356 has been paid. The balance of the fee is contingent, and will be paid, upon the closing of the merger. Highland Bancorp has also paid Sandler O'Neill a fee of $125,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Highland Bancorp has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

   Sandler O'Neill has in the past provided certain other investment banking services to Highland Bancorp and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Highland Bancorp and Jackson and may actively trade the equity or debt securities of Highland Bancorp and Jackson and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

 Description of Jackson's Business

   Jackson is a federally chartered savings bank headquartered in San Bernardino, California, with six banking offices in San Bernardino County, California and one banking office in Orange County, California. Jackson offers single and multi-family home loans, other types of consumer loans and commercial real estate loans as well as a full range of deposit account services, certificates of deposit and other retail investment products and services. At March 31, 2000, Jackson had assets of $337,702,000, customer deposits of $273,899,000, and stockholder equity of $36,244,000. Jackson is a wholly owned subsidiary of Jackson National Life Insurance Company, Lansing, Michigan, which is a wholly owned subsidiary of Prudential, plc, London, England. Jackson National is one of the largest life insurance and financial services organizations in the United States and is a leading provider of fixed, indexed and variable annuities, as well as term and permanent life insurance. At March 31, 2000 Jackson National had total consolidated assets of $42,877,509,000 and stockholders' equity of $2,517,746,000. Prudential is one of the largest life insurance companies in the United Kingdom and offers life insurance, other retail financial products and services and fund management services in Europe, the United States and Asia. Its shares are publicly traded on the London Stock Exchange. At December 31, 1999, it had total consolidated assets of (Pounds)150,643,000,000 ($243,439,088,000, based on an exchange rate of $1.616 to (Pounds)1 at that date) and stockholders' equity of (Pounds)3,424,000,000 ($5,533,184,001).

 Description of Highland Bancorp's Business

   Highland Bancorp is a corporation organized under the laws of the State of Delaware on September 29, 1997.

   Highland Federal is a federally chartered and insured savings bank, which was organized in 1968 as a federal mutual savings and loan association and converted in 1982 to a federal stock savings and loan association. In 1989, Highland Federal changed its name from Highland Federal Savings and Loan Association to its present name, Highland Federal Bank, a Federal Savings Bank.

   Highland Federal provides financial services through seven offices located in communities within Los Angeles County, California, including two offices in the South Bay area and five offices spread out across the San Gabriel Valley, Northern Los Angeles and Santa Monica. Highland Federal's lending activity focuses on originating multi-family residential mortgage loans, commercial real estate loans and construction loans principally in Southern California. Highland Federal's lending and investment activities are funded primarily through deposits derived from Highland Federal's branch network and through borrowings from the Federal Home Loan Bank of San Francisco.

   At December 31, 1999, Highland Bancorp had total consolidated assets of a $654.8 million, total consolidated deposits of $413.6 million and total consolidated stockholders' equity of $48.2 million. Highland Bancorp's principal sources of funds have been and are expected to be dividends paid by Highland Federal. Regulatory limitations are imposed on the amount of fees and dividends that may be paid by Highland Federal to Highland Bancorp.

Description of the Merger Agreement and the Merger

 Structure, Timing and Effective Time

   The merger will be accomplished by a statutory merger of Highland Bancorp and Merger Sub, a wholly owned subsidiary of Jackson to be formed for the sole purpose of completing the merger in accordance with the Delaware General Corporate law, or the "DGCL". At the time the merger is effected, Merger Sub will be merged into Highland Bancorp. The effective time of the merger will be the date and time designated in the Certificate of Merger filed with the Delaware Secretary of State.

 In General

   Under the terms of the merger agreement, upon consummation of the merger at the effective time, holders of our common stock who do not exercise appraisal rights will have the right to receive $25.45 cash per share, subject to possible reduction as described below, or the "Merger Consideration". Accordingly, after the merger, you will no longer have an ownership interest in Highland Bancorp.

   Under the terms of the merger agreement, in advance of the effective time, all outstanding employee stock options to purchase our common stock, or "Options", are to be cancelled in exchange for a payment by Highland Bancorp to the option holder of the difference between the exercise price of the Option and the Merger Consideration multiplied by the number of shares of common stock covered by the Option.

 Possible Adjustments to Price

   In the event that the broker's and finder's fees and our legal fees incurred in connection with the transaction, or "Professional Fees", are greater than $1,200,000, the $25.45 per share cash merger price shall be reduced by an amount equal to the quotient derived by dividing the amount that the Professional Fees exceed $1,200,000 by an amount equal to the sum of shares of common stock plus the number of shares of common stock subject to Options to be cancelled. Sandler O'Neill's fee, based on the Merger Consideration of $25.45, is approximately $800,000. Legal fees to date are approximately $150,000. Accordingly, we do not anticipate that the Professional Fees will exceed $1.2 million. However, if the Professional Fees did exceed $1,200,000, approximately every $47,000 of additional Professional Fees would reduce the Merger Consideration by $.01 per share.

 How to Surrender Your Shares and Receive Purchase Price

   Prior to the merger, Jackson will designate a bank, trust company or other entity engaged in the business of acting as a securities transfer agent and reasonably acceptable to Highland Bancorp to act as exchange agent. Jackson will, at or prior to the effective time of the merger, deposit in trust with the exchange agent cash sufficient to pay the Merger Consideration. Promptly after the effective time, the exchange agent will mail a letter of transmittal to each record holder of certificates that immediately prior to the effective time represented shares of Highland Bancorp common stock with instructions to be used in surrendering their certificates. After the effective time, certificates that represented shares of the common stock will represent only the right to receive the Merger Consideration unless appraisal rights have been exercised with respect to such shares.

   YOU SHOULD NOT SURRENDER YOUR CERTIFICATES AT THIS TIME. THE EXCHANGE AGENT WILL CONTACT YOU AFTER CONSUMMATION OF THE MERGER AND GIVE SPECIFIC WRITTEN INSTRUCTIONS FOR SURRENDERING YOUR CERTIFICATES AT THAT TIME.

 Representations and Warranties

   We have made representations and warranties in the merger agreement about the organization, corporate authority, financial condition and conduct of business of Highland Bancorp and its subsidiaries and other customary matters. Jackson has also made representations and warranties under the merger agreement regarding its organization and corporate authority and that it has available the funds necessary to consummate the merger.

 Covenants of the Parties

   Under the merger agreement, the parties have agreed to take certain actions and to refrain from taking certain other actions except as contemplated by the merger agreement.

   Between the date of the merger agreement and the effective time, we have, among other things, agreed to and agreed to cause our subsidiaries to:

  . conduct business only in the ordinary course consistent with past practice;

  . not make any changes in our capital stock or issue any securities (other than with respect to outstanding options as provided in the merger agreement);

  . not declare any cash dividends except dividends out of earnings for the quarter that are consistent with past practice and do not exceed $0.075 per share per quarter;

  . with certain exceptions, not enter into, amend or terminate any material contracts;

  . with certain exceptions, incur no new indebtedness for borrowed money;

  . deliver financial statements to Jackson and provide Jackson access to our books and records;

  . adopt, amend or terminate any employee benefit plan; or

  . except for certain agreed retention and other bonuses, increase compensation or pay bonuses to any employees who have titles of Vice President or above.

   Further, we have agreed to:

  . cooperate in the preparation and filing of all applications necessary to obtain all required regulatory approvals necessary to consummate the merger and other transactions contemplated by the merger agreement;

  . file a proxy statement with the Securities and Exchange Commission and call a meeting of stockholders to vote upon approval of the merger agreement and the merger;

  . take all appropriate actions necessary and advisable to consummate the transactions contemplated by the merger agreement; and

  . consult with Jackson with respect to any press or news releases with respect to the transactions contemplated by the merger agreement.

   Jackson has agreed to, and has agreed to cause its affiliates to:

  . cooperate in the preparation and filing of all applications necessary to obtain all required regulatory approvals necessary to consummate the merger and other transaction evidenced by the merger agreement;

  . cause the organization of Merger Sub and take, and cause Merger Sub to take, all reasonable actions necessary to consummate the merger;

  . take all appropriate actions necessary and advisable to consummate the transactions contemplated by the merger agreement; and

  . consult with us with respect to any press or news releases with respect to the transactions contemplated by the merger agreement.

 No Solicitation

   We have agreed to refrain from initiating, soliciting, endorsing or encouraging any inquiries or proposals with respect to a merger or another business combination or the acquisition of a substantial equity interest in

Highland Bancorp or Highland Federal or a substantial portion of our assets on a consolidated basis. If we receive any such inquiries or proposals we must promptly notify Jackson and furnish Jackson with copies of any written proposals received and a summary of the material terms of any oral acquisition proposals received. However, the Board is not prevented under the merger agreement from taking any action with respect to an acquisition proposal if the Board concludes in good faith after consultation with its outside legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law, but Highland Bancorp would be required to pay a $4 million termination fee to terminate the merger agreement. See "Termination and Termination Fees," page 24.

 Conditions to the Merger

   The obligations of each party to consummate the merger are subject to the following conditions:

  . no legal or administrative proceedings shall be pending to challenge the regulatory approvals or to restrain or prohibit the merger;

  . all required regulatory approvals shall have been obtained; and

  . you shall have approved the merger agreement and the merger.

   The obligations of Jackson to consummate the merger are subject to certain additional conditions, including the following:

  . our representations and warranties shall be true and correct within the standard provided in Section 3.30 of the merger agreement; We shall have performed each of its covenants and agreements except as provided in the merger agreement, and Jackson shall have received a certificate from our Chief Executive Officer to such effect;

  . we shall have received the consents or approval of those parties whose consent are required in order to permit the succession of Jackson or a subsidiary Jackson owns after the merger to material agreements, notes, licenses and leases except as provided in the merger agreement;

  . Jackson shall have received the legal opinion of Manatt, Phelps &
    Phillips, LLP with respect to specified legal matters;

  . each of our directors and directors of our subsidiaries shall have resigned;

  . holders of no more than 5% of the outstanding shares of common stock shall have given notice requesting treatment of their shares as dissenting stock;

  . we shall have delivered customary "good standing" and tax certificates required by the merger agreement; and

  . each of Garry Warren, Gary Terrazas and Jeff Gollins, officers of
    Highland Federal, shall have entered into employment agreements with Jackson.

   Our obligation to consummate the merger is also subject to certain additional conditions, including the following:

  . the representations and warranties of Jackson shall be true and correct within the standard provided in Section 4.7 of the merger agreement; Jackson shall have performed, in all material respects, each of its covenants and agreements except as provided in the merger agreement; and we shall have received a certificate signed by the Chief Executive Officer of Jackson as to such effect; and

  . the exchange agent shall have confirmed that funds sufficient to pay the merger consideration as required by the merger agreement have been delivered to the exchange agent.

 Employee Benefits

   Except for several officers who have already executed employment agreements with Jackson that go into effect upon the effective time of the merger, Jackson is not obligated to offer employment after the merger to any persons who are expected to be officers and employees of Highland Bancorp immediately before the effective time. Jackson will honor the existing severance and change in control provisions in the employment contracts of certain of our executive officers. In addition, Jackson will honor the retention bonuses and severance packages offered by Highland Bancorp to its employees.

   Our employees who are offered and accept employment with Jackson will be eligible to participate in Jackson's employee benefit plans in which similarly situated employees of Jackson participate, and generally to the same extent as similarly situated employees of Jackson.

 Termination and Termination Fees

   The merger agreement may be terminated:

  . by the mutual consent of the parties;

  . by either party one day after the failure of our stockholders to approve the merger by the majority required by law;

  . by either party with written notice after the expiration of 30 days after any approval, consent or waiver of a governmental authority required to permit consummation of the merger shall have been denied unless Jackson elects to appeal such denial or refusal as provided in the merger agreement;

  . by either party, immediately upon the expiration of 30 days from the date that it has given notice to the other party of the other party's material misrepresentation in respect of, or material breach of, any warranty, representation or agreement in the merger agreement, unless such misrepresentation or breach has been fully and completely corrected or cured prior to the expiration of such 30-day period; provided that any such breach or failure would entitle the party giving notice not to consummate the merger;

  . by either party, in the event that the merger is not consummated by January 5, 2001, unless failure to consummate the merger by such time is due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate;

  . by Jackson if the Board of Directors shall have failed to recommend adoption of the merger agreement and approval of the merger to you or withdraws, modifies or changes in any manner adverse to Jackson, its recommendation to you to approve the merger;

  . by us if we are presented with and notify Jackson of any fully financed competing acquisition proposal made in cash by a financially sound party; we provide an opportunity to Jackson for at least 5 business days to increase the merger consideration and elects to pay the $4 million fee and terminate the merger agreement in the event that Jackson chooses not to increase the merger consideration.

   As an inducement to entering into the merger agreement, Jackson required our agreement that Jackson may request and we must pay within one day of such request, a fee of $4 million to Jackson in immediately available funds as follows:

  . in the event that the Board fails to recommend the adoption of the merger agreement and the approval of the merger,

  . we are in material and willful breach of any covenants to such an extent as would authorize Jackson to terminate the merger agreement, or

  . our stockholders do not adopt the merger agreement and approve the merger. In each of the above cases after a third party has made an acquisition proposal.

 Expenses

   Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby.

 Regulatory Matters and Amendments

   The merger cannot be consummated until the parties have received all required regulatory approvals or consents of the OTS. After the closing, Jackson must notify the California Department of Insurance of the change of control of Hi-Fed Investments, a subsidiary of the Highland Federal holding an insurance broker's license. This proxy statement has been prepared and proxies may be solicited from Highland Bancorp's stockholders prior to the receipt of these approvals. There can be no assurance whether or when such approvals may be obtained.

 Indemnification of Officers and Directors

   Jackson will indemnify directors, officers, and employees of Highland Bancorp and its subsidiaries to the extent Highland Bancorp would be permitted to do so under its certificate of incorporation or bylaws in effect on the date of the merger agreement against any covered losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and settlements in connection with any such threatened or actual claim, to the fullest extent permitted by law upon receipt of any undertaking required by applicable law. Jackson shall not be liable for any settlement effected without its prior written consent. Jackson has also agreed to use all reasonable efforts to provide directors and officers liability insurance covering each person who was a director or officer of Highland Bancorp or any subsidiary prior to the effective time for a period of three years after the effective time, with terms and coverages not materially less favorable to such persons than those provided under Highland Bancorp's existing coverage. Jackson is not required to pay annual premiums for such issuance in excess of 125% of the annual premiums now paid by Highland Bancorp.

Stock Options

   We are required to take such actions as are necessary to provide that as of the effective time, all outstanding Options under the Highland Bancorp Stock Option Plan will be cancelled. Each holder of an Option will receive payment in an amount equal to the number of shares subject to such Option multiplied by the difference between the Merger Consideration and the exercise price per share for each of the Options.

   We presently have outstanding Options to purchase 475,730 shares of common stock. The merger agreement prohibits us from granting additional stock options prior to the effective time. Accordingly, the amount of payments to be made to the holders of the outstanding Options as a result of the merger would be approximately $5,513,710 if none of the outstanding Options were exercised prior to the effective time.

Interests of Certain Persons in the Merger

   Our directors and executive officers who own common stock and options will receive the same price per share and the same payment for cancelled options as all other stockholders and option holders.

   The directors and executive officers have beneficial ownership of approximately 567,375 shares of common stock (including shares issuable upon exercise of stock options) and will receive approximately $14,439,673.45 for those shares in the merger.

   Under the terms of a change of control agreement entered into with Mr. Rippe, President, upon a change in control (as defined in the agreement) such as the merger, Mr. Rippe would be entitled to receive a lump sum payment of $700,000. Likewise, Ellen Geiger, Chief Operating Officer of Highland Federal, Kelly Andrews, our Secretary and Treasurer and Stephen Cooper, our Controller, have similar change of control agreements, under which they would be entitled to receive lump sum payments of $240,000, $135,000 and $47,500, respectively.

   Jackson will employ each of Garry Warren (President and Chief Lending Officer of Highland Federal), Gary Terrazas (Senior Vice President and Chief Credit Officer of Highland Federal) and Jeff Gollins (Senior Vice President and Manager of Loan Servicing of Highland Federal) after the merger.

   Mr. Warren will receive a pay raise from $185,000 per year to $210,000 per year. He is eligible for a yearly bonus of 50% of his salary and he will receive a $500,000 bonus at the end of three years of employment with Jackson. When the merger closes, he will also receive an additional $100,000 from Highland Federal.

   Mr. Terrazas will receive a retention bonus of $125,000 payable over three years in lieu of a lump sum payment of $125,000 under his employment agreement. His salary will remain $125,000, and he is eligible for the same bonus he would have received from Highland Federal.

   Mr. Gollins will receive a retention bonus of $121,000 payable over three years in lieu of a lump sum payment of $121,000 under his employment agreement. His salary will remain $121,000, and he is eligible for the same bonus he would have received from Highland Federal.

Material Federal Income Tax Consequences

 Introduction

   The following is a general discussion of the material federal income tax consequences arising you under the pertinent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable treasury regulations promulgated and proposed thereunder, judicial authority, and current administrative rulings and practice. This summary does not discuss the tax consequences that may be applicable to stockholders that acquired their shares in Highland Bancorp through the exercise of employee stock options or through any other means that could be deemed compensation for services.

   Matters not discussed below may affect the federal income tax consequences to you. For example, certain types of stockholders (including citizens of countries other than the United States of America, life insurance companies, and tax exempt organizations) may be subject to special rules not addressed below. There also may be state, local or foreign tax considerations applicable to you.

   The discussion set forth below is based upon the assumption that:

  . the shares of the common stock owned by a stockholder constitute capital assets in the hands of that stockholder, and

  . the collapsible corporation rules set forth in Section 341 of the Code do not apply to Highland Bancorp.

   THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE MATTERS DISCUSSED HEREIN AND ANY ADDITIONAL FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE MERGER.

 General

   The conversion of the shares of Highland Bancorp common stock into cash pursuant to the merger will generally be a taxable event to Highland Bancorp's stockholders for federal income tax purposes. As a consequence, all the gain or loss realized by a stockholder (measured by the difference between your adjusted tax basis in the shares and the cash received as a result of the merger) will be recognized in full in the taxable year of the stockholder in which the effective time occurs.

   Generally, the gain or loss realized by a stockholder will be capital gain or loss if the shares of the common stock are capital assets in the hands of the stockholder at the effective date. Short-term capital gains are currently taxed at the same rates as ordinary income. Any capital gain or loss realized by you from the merger will be long-term capital gain or loss provided you held the shares as of the effective date for more than 12 months. Long-term capital gains for shares held longer than 12 months are currently taxable at a maximum federal income tax rate of 20% for individuals.

 Limitation on Deductibility of Capital Losses

   The federal tax law significantly limits the deductibility of capital losses. For corporate taxpayers, capital losses can be deducted only to the extent of capital gains. For individual taxpayers, capital losses are similarly deductible up to the extent of capital gains, but may further be deductible up to a maximum of $3,000 in any one taxable year. Carryovers of unused capital losses to other taxable years may be permitted.

 Tax Treatment of Dissenting Stockholders

   Any stockholder of Highland Bancorp who effectively dissents and receives cash for his or her shares will recognize a gain or loss for federal income tax purposes equal to the amount by which the cash received for those shares exceeds or is less than the stockholder's adjusted tax basis for the shares. The amount of gain or loss, if any, will be treated as ordinary income or loss, or long or short-term capital gain or loss, depending, on the length of time the shares were held by the stockholder and on whether the shares are held as a capital asset by the stockholder.

Appraisal Rights

   If the merger is consummated, a holder of record of shares of common stock who objects to the terms of the merger may seek an appraisal under Delaware law of the fair value of such holder's shares. The following is a summary of the material provisions of Delaware law regarding appraisal rights. A copy of the pertinent provisions of Delaware law is attached to this proxy statement as Annex C. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

 Electing Appraisal Rights

   To exercise appraisal rights, the record holder of common stock must

  . deliver a written demand for appraisal to Highland Bancorp before Highland Bancorp stockholders vote on the merger;

  . continuously hold shares from the date of demand through the effective date of the merger; and

  . not vote in favor of the merger.

   A proxy or vote against the merger does not constitute a demand to exercise appraisal rights. A stockholder demanding appraisal rights must do so by a separate written demand. This demand must reasonably inform Highland Bancorp of the identity of the holder of record and that the stockholder demands appraisal of his or her shares of common stock.

   If you deliver a proxy that has been left blank, the proxy will be voted FOR the merger, unless the proxy is revoked before the vote is taken. Therefore, if you intend to exercise your appraisal rights and you vote by proxy, you must not leave the proxy blank. You should either vote AGAINST the merger or ABSTAIN from voting for or against the merger.

   The demand must be delivered to Highland Bancorp, Inc., 601 Glenoaks Boulevard, Suite 200, Burbank, California 91502, Attention: Kelly Andrews.

 Only Record Holders May Demand Appraisal Rights

   Only the record holder of common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

  . If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

  . If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

  . An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

  . A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

 Notification of Merger's Effectiveness

   Within ten days after the effective time, the surviving corporation in the merger will send notice of the effectiveness of the merger to each person who has satisfied the foregoing conditions.

 Court Petition Must Be Filed

   Within 120 days after the effective time any former Highland Bancorp stockholder who has satisfied the foregoing conditions regarding appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such stockholder's common stock. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their appraisal rights within the time periods prescribed by Delaware law. Highland Bancorp, as the surviving corporation, must also be served with a copy of the petition.

 Notification Regarding Shares Not Voted For Merger

   Within 120 days after the effective time any stockholder who has complied with the requirements for exercise of appraisal rights is entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such stock. The continuing corporation in the merger is required to mail this statement within ten days after (1) it receives the written request or
(2) expiration of the period for delivery of demands, whichever is later.

 Appraisal Proceeding by Delaware Court

   If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

   Any such judicial determination of the fair value of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock, and any other valuation considerations generally accepted in the investment community. The value determined by the court for common stock could be more than, less than, or the same as the merger consideration. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

 Effect of Appraisal Demand on Voting and Right to Dividends

   Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

 Loss, Waiver, or Withdrawal of Appraisal Rights

   Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time. A stockholder will also lose the right to an appraisal by delivering to Highland Bancorp a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of Highland Bancorp as the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger.

 Dismissal of Appraisal Proceeding

   If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Transactions between the Parties

   There are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the period for which financial statements are presented in this proxy statement between Jackson and Highland Bancorp, other than confidentiality agreements, and the merger agreement described herein.

                                  PROPOSAL 2:

                             ELECTION OF DIRECTORS

   Our bylaws provide that the number of directors of Highland Bancorp shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than six (6) nor more than fifteen (15), divided into three classes as nearly equal in number as possible. The Board of Directors currently consists of six members, and is divided into three classes designated as Class I (consisting of one member), Class II (consisting of three members) and Class III (consisting of two members). The members of Class II, whose term of office expires at the meeting are, Woodrow W. DeWitt, Richard O. Oxford and Shirley E. Simmons. The members of Class III, whose term of office expires in 2001, are Richard J. Cross and William G. Dyess. The member of Class I, whose term of office expires in 2002, is Stephen N. Rippe. Each director's term of office expires at the Annual Meeting of Stockholders in the year in which his or her term expires and when his or her successor is elected and has qualified. Each of the members of the Board of Directors of Highland Bancorp is also a member of the Board of Directors of Highland Federal.

   Because of the recent death of George Piercy, a Class I director, the classes of directors are not equal, as our bylaws require. If all Class II directors are elected at the meeting, Mr. Oxford has agreed to become a Class I director and his term of office will expire at the annual meeting in 2002.

Nominees for Election

   Our bylaws provide that the Board of Directors shall act as a nominating committee for selecting management's nominees for election as directors. The bylaws also provide that, if the Board of Directors makes such nominations, no nominations for directors except those made by the Board of Directors shall be voted upon at the annual meeting unless made in accordance with the following. Nominations for directors may be made by any stockholder of Highland Bancorp entitled to vote for the election of directors at that meeting pursuant to timely notice in writing to the secretary of Highland Bancorp. To be timely, a stockholder's notice shall be delivered to or received at our principal executive offices of not less than twenty (20) days prior to the meeting; provided, however, that in the event that less than thirty (30) days' notice of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the meeting was mailed. Such stockholder's notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; and (c) such person's written consent to serving as a director, if elected; and (ii) as to the stockholder giving the notice: (a) the name and address of such stockholder; and (b) the class and number of shares of Highland Bancorp which are owned of record by such stockholder.

   The nominees of the Board of Directors for election as directors at the meeting are Woodrow W. DeWitt, Richard O. Oxford and Shirley E. Simmons. Unless otherwise indicated on a proxy, each proxy will be voted for the election of such individuals to serve until the annual meeting of stockholders to be held in 2003 and until their successors are elected and have qualified. Each of the nominees is an incumbent director and has consented to being named as a nominee for election of directors in this Proxy Statement and to serving as a director if elected.

   Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

   The following sets forth, as of June 9, 2000, certain information concerning each of the individuals nominated for election as a director (Class II) at the meeting:

                           Position with Highland    Principal Occupation and
       Name and Age               Bancorp               Business Experience
       ------------        ----------------------    ------------------------
 Woodrow W. DeWitt(84)... Director                 Director of Highland Bancorp
                                                   since 1997. Director of
                                                   Highland Federal since 1968.
                                                   Chairman of the Board of
                                                   Highland Federal from 1975
                                                   to 1976. Chairman of the
                                                   Board of DeWitt companies
                                                   since 1955.

 Richard O. Oxford(62)... Director                 Director of Highland Bancorp
                                                   since 1997. Director of
                                                   Highland Federal since 1991.
                                                   President and Chief
                                                   Executive Officer of Dial
                                                   Industries, Inc. (a
                                                   manufacturer of housewares)
                                                   since 1978. Associate,
                                                   McKinsey & Co.
                                                   (international management
                                                   consulting firm) from 1965
                                                   to 1968.

 Shirley E. Simmons(65).. Vice Chairman of the     Director of Highland Bancorp
                          Board of Directors       since 1997. Vice Chairman of
                                                   the Board of Directors of
                                                   Highland Federal since 1995
                                                   and a Director of Highland
                                                   Federal since 1991. Retired
                                                   since 1991. Various
                                                   executive positions with
                                                   Security Pacific National
                                                   Bank from 1958 to 1991, most
                                                   recently as Regional Vice
                                                   President (1988 to 1991).

   The following sets forth, as of June 9, 2000, certain information concerning each of Highland Bancorp's Class III directors:

                           Position with Highland    Principal Occupation and
       Name and Age               Bancorp               Business Experience
       ------------        ----------------------    ------------------------
 Richard J. Cross(71).... Chairman of the Board of Chairman of the Board of
                          Directors                Directors of Highland
                                                   Bancorp since 1997. Chairman
                                                   of the Board of Directors of
                                                   Highland Federal since 1993.
                                                   Vice Chairman of the Board
                                                   of Directors of Highland
                                                   Federal from 1992 to 1993
                                                   and a Director of Highland
                                                   Federal since 1990. Managing
                                                   Partner of Cross Investment
                                                   Company (an investment and
                                                   consulting company) since
                                                   1971 and Professor of
                                                   Management and Finance at
                                                   Woodbury University since
                                                   1985. Twenty-seven years'
                                                   commercial banking
                                                   experience, including
                                                   various executive positions
                                                   with Lloyds Bank from 1962
                                                   to 1981, most recently as
                                                   Executive Vice President.

 William G. Dyess(74).... Director                 Director of Highland Bancorp
                                                   since 1997. Director of
                                                   Highland Federal since 1968.
                                                   An independent real estate
                                                   appraiser since 1955.

   The following sets forth, as of June 9, 2000, certain information concerning each of Highland Bancorp's Class I director:

                           Position with Highland
                            Bancorp and Highland     Principal Occupation and
       Name and Age               Federal               Business Experience
       ------------        ----------------------    ------------------------
 Stephen N. Rippe(54).... President, Chief         Director of Highland Bancorp
                          Executive Officer and    since 1997. President of
                          Director of Highland     Highland Federal since April
                          Bancorp.                 1994 and Executive Vice
                                                   President from February to
                                                   April 1994. Director of
                                                   Highland Federal since
                                                   February 1994. Chief
                                                   Operating Officer of
                                                   Imperial Thrift and Loan
                                                   Association from 1991 to
                                                   1994. Various executive
                                                   positions with Security
                                                   Pacific National Bank from
                                                   1971 to 1989, including
                                                   President of Security
                                                   Pacific Bank Nevada from
                                                   1987 to 1989 and Regional
                                                   Manager for business banking
                                                   from 1984 to 1987.

   The following sets forth, as of June 9, 2000, certain information concerning each of Highland Bancorp's and Highland Federal's executive officers, other than Mr. Rippe.

                           Position with Highland
                            Bancorp and Highland     Principal Occupation and
       Name and Age               Federal               Business Experience
       ------------        ----------------------    ------------------------
 Ellen B. Geiger(47)..... Executive Vice           Chief Operating Officer
                          President, Chief         since December 1999.
                          Operating Officer, and   Executive Vice President and
                          Branch Administrator of  Branch Administrator of
                          Highland Federal         Highland Federal since
                                                   January 1997. Senior Vice
                                                   President and Branch
                                                   Administrator of Highland
                                                   Federal from July 1995 to
                                                   January 1997. Founder and
                                                   President of Geiger/Kochakji
                                                   & Associates (banking
                                                   industry consultants) from
                                                   1991 to 1995. Various
                                                   executive positions with
                                                   Security Pacific National
                                                   Bank from 1979 to 1991, most
                                                   recently as Senior Vice
                                                   President and Branch
                                                   Administrator.

 Garry P. Warren(49)..... President and Chief      President since December
                          Lending Officer of       1999. Executive Vice
                          Highland Federal.        President and Chief Lending
                                                   Officer of Highland Federal
                                                   since January 1997. Senior
                                                   Vice President and Chief
                                                   Lending Officer of Highland
                                                   Federal from May 1994 to
                                                   January 1997. Southern
                                                   California Regional Manager
                                                   of Imperial Thrift and Loan
                                                   Association from 1993 to
                                                   1994. Vice President of
                                                   Pacific First Mortgage from
                                                   1990 to 1992. Senior
                                                   Director of Grubb and Ellis,
                                                   Mortgage Banking Division,
                                                   from 1987 to 1990. Senior
                                                   Vice President of American
                                                   Savings from 1983 to 1987.
                                                   Vice President and Manager
                                                   for Citicorp from 1981 to
                                                   1983.

                           Position with Highland
                            Bancorp and Highland     Principal Occupation and
       Name and Age               Federal               Business Experience
       ------------        ----------------------    ------------------------
 Kelly A. Andrews(52).... Senior Vice President,   Senior Vice President,
                          Treasurer (Principal     Treasurer (Principal
                          Financial Officer) and   Financial Officer) and
                          Secretary of Highland    Secretary of Highland
                          Bancorp and Treasurer of Bancorp since July of 1999.
                          Highland Federal.        Treasurer of Highland
                                                   Federal since 1987. Chief
                                                   Financial Officer of
                                                   Highland Federal from 1985
                                                   to 1996.

 Stephen D. Cooper(49)... Senior Vice President,   Senior Vice President,
                          Controller (Principal    Controller (Principal
                          Accounting Officer) of   Accounting Officer) of
                          Highland Bancorp and     Highland Bancorp since
                          Controller and Secretary December 1999. Secretary of
                          of Highland Federal.     Highland Federal since
                                                   December 1999. Vice
                                                   President and Controller of
                                                   Highland Federal since May
                                                   1998. Assistant Controller
                                                   at People's Bank of
                                                   California from February
                                                   through May 1998. Executive
                                                   recruiter in 1997. Various
                                                   financial positions, ending
                                                   as Vice President and
                                                   Treasurer, for Imperial
                                                   Thrift and Loan Association,
                                                   from April 1990 through
                                                   January 1997. Vice President
                                                   and Controller with
                                                   Brookside Savings and Loan
                                                   from 1987 to 1990.

Committees of the Board of Directors

   The Board of Directors has established, in addition to certain other committees, an Audit Committee and a Personnel/Compensation Committee.

   The Audit Committee, currently comprised of Ms. Simmons (chairman of the Committee) and the four other directors who are not employees of Highland Bancorp, reviews the examinations of Highland Federal conducted by the Office of Thrift Supervision, meets with Highland Bancorp's independent auditors to receive their evaluation of the condition of Highland Bancorp and the adequacy of its internal controls and procedures, reviews the annual audit of Highland Bancorp, considers the adequacy of auditing procedures, recommends appointment of Highland Bancorp's independent auditors and reviews proposed and actual fees for both audit and non-audit accounting services. This committee also reviews reimbursement of expenses incurred by officers. The Audit Committee held five meetings in 1999.

   The Personnel/Compensation Committee, currently comprised of Mr. Oxford (chairman of the Committee), Mr. Cross and Ms. Simmons, reviews recommendations from management concerning the policies governing the setting of salaries and bonuses of all employees, sets the compensation of the executive officers, is responsible for the administration of Highland Bancorp's Stock Option Plan, makes all awards of options and shares pursuant to the stock option plan, and has responsibility for designing and submitting to the Board policies and plans with respect to long-term and incentive compensation programs. The Personnel/ Compensation Committee held one meeting in 1999.

Meetings of Directors

   During 1999, the Board of Directors of Highland Bancorp held 13 meetings and the Board of Directors of Highland Federal held 13 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors of Highland Bancorp and Highland Federal and the committees of which he or she was a member.

Compensation of Directors

   During 1999, each director of Highland Federal, other than directors who were also employees of Highland Federal, was paid directors' fees of $2,000 per month and $175 for each committee meeting attended. Mr. Cross (Chairman of the Board) received additional fees of $417 per month as compensation for that position. Ms. Simmons (Chairman of the Audit Committee) received additional fees of $208 per month as compensation for that position. Pursuant to this arrangement, Highland Federal paid $172,175 in aggregate compensation to directors during 1999. Each director of Highland Federal who has reached the age of 72 and has served as a director for at least 18 years or was a director on August 19, 1985, or who becomes unable to continue to serve as a director for reasons of ill health, may be designated a "emeritus director" by the Board of Directors.

   Each non-employee director is also eligible to participate in the Option Plan. During 1999, each of the non-employee directors was granted non-qualified options to acquire 8,000 shares of common stock at an exercise price of $17.81 per share.

   Prior to July 1992, each of Messrs. DeWitt and Dyess and George Piercy (a former member of the Board) had retirement agreements with Highland Federal that provided for certain retirement benefits in the event of the retirement or death of such director, payable in annual installments over 15 years. Such benefits would have been not less than $6,400 annually in the event of retirement or death occurring after June 19, 1992 and not more than $9,600 annually in the event of retirement or death occurring after June 19, 1996. Effective July 1992, each of Messrs. DeWitt, Dyess and Piercy elected to receive, commencing in 1992 and in lieu of such retirement benefits, 15 annual payments of $6,400. Pursuant to this arrangement, Highland Federal paid $19,200 in aggregate compensation to such directors during 1999.

   THE BOARD OF DIRECTORS HAS APPROVED THE ELECTION OF THE NOMINEES NAMED ABOVE AND RECOMMENDS THAT YOU VOTE FOR EACH OF THEM AS A DIRECTOR OF HIGHLAND BANCORP.

                             EXECUTIVE COMPENSATION

   Set forth below is certain information concerning the compensation of Stephen N. Rippe, Chief Executive Officer of Highland Bancorp and Highland Federal, Garry P. Warren, President and Chief Lending Officer of Highland Federal, Ellen B. Geiger, Chief Operating Officer, Executive Vice President and Branch Administrator of Highland Federal and Anthony Frey, former Chief Financial Officer of Highland, for each of the last three fiscal years or such lesser period that such individual has been employed by Highland Federal. No other executive officer of Highland Federal received salary and bonus at a rate in excess of $100,000 during 1999. Executive officers of Highland Bancorp currently receive no compensation in their capacities as executive officers of Highland Bancorp but are compensated as employees of Highland Federal.

                                Annual Compensation              Long-Term Compensation
                        ----------------------------------- --------------------------------
                                               Other Annual Performance
  Name and Principal                           Compensation    Stock    Options  All Other
       Position         Year  Salary   Bonus       (1)       Awards(2)  (#)(3)  Compensation
  ------------------    ---- -------- -------- ------------ ----------- ------- ------------
Stephen N. Rippe....... 1999 $267,616 $111,338       -0-      $         20,000    $13,622(4)
 President and Chief    1998  235,050   89,730       -0-                   --      13,345(4)
 Executive Officer      1997  215,185   66,500       -0-      106,250   90,000     12,632(4)

Garry P. Warren........ 1999  177,192   66,298    20,102                16,000     10,615(5)
 Executive Vice
  President,            1998  152,988   90,683       -0-                   --      10,826(5)
 and Chief Lending
  Officer               1997  146,243   39,750       -0-       90,313   34,000     11,109(5)

Ellen B. Geiger........ 1999  141,816   50,678    49,612                12,000     11,430(6)
 Executive Vice
  President,            1998  118,925   40,069       -0-                   --       8,753(6)
 and Branch
  Administrator         1997  113,839   31,500       -0-       63,750   22,000     10,774(6)

Anthony Frey........... 1999   78,905   61,353   141,959                   --         -0-(7)
 Chief Financial
  Officer(8)            1998  142,680   48,155       -0-                   --      12,080(7)
                        1997  137,531   26,000       -0-       58,437   13,000      7,726(7)

--------
(1) Amounts reported in 1999 consist of a tax-off set cash bonus in connection with a program to exchange incentive stock options for non-qualified stock options.

(2) Pursuant to the stock option plan, Messrs. Rippe and Warren and Ms. Geiger were granted 10,000, 8,500 and 6,000 shares, respectively, in fiscal 1997, which had a market value at December 31, 1999 of $190,000, $161,500 and $114,000, respectively. The dollar amounts set forth in the table represent the market value of the shares on the date of issuance.

(3) Consists of the number of shares of stock underlying stock options granted during the periods indicated, adjusted for two-for-one stock split effected in May 1999.

(4) Consists of $5,000, $5,000, and $4,750 contributions to Highland Federal's 401(k) Plan, $1,028, $1,268, and $1,318 in imputed life insurance payments and $4,385, $3,868, and $3,355 for personal use of a bank automobile and $3,209, $3,209, and $3,209 in lieu of disability insurance coverage in 1999, 1998, and 1997, respectively.

(5) Consists of $5,000, $5,000, and $4,750 contributions to Highland Federal's 401(k) Plan, $515, $953, and $1,146 in imputed life insurance payments and $2,578, $2,351, and $2,691 for personal use of a bank automobile and $2,522, $2,522, and $2,522 in lieu of disability insurance coverage in 1999, 1998, and 1997, respectively.

(6) Consists of $5,000, $3,098 and $4,596 contributions to Highland Federal's 401(k) Plan, $445, $930, and $796 in imputed life insurance payments and $2,522, $1,262, and $1,919 for personal use of a bank automobile and $3,463, $3,463, and $3,463 in lieu of disability insurance coverage 1999, 1998, and 1997, respectively.

(7) Consists of $5,000, $5,000 and $4,750 contributions to Highland Federal's 401(k) Plan, $240, $1,268 and $1,318 in imputed life insurance payments and $-0-, $3,868 and $3,355 for personal use of a bank automobile in 1999, 1998 and 1997, respectively.

(8) Served as Chief Financial Officer until June 25, 1999.

Option Grants

   The following table sets forth certain information concerning stock options granted to the named executive officers during the fiscal year ended December 31, 1999.

                                                                          Potential
                                                                      Realizable Value
                                       Individual Grant               at Assumed Annual
                         --------------------------------------------   Rate of Stock
                         Number of   Percent of                             Price
                         Shares of  Total Options                     Appreciation for
                           Stock     Granted to                        Option Term(1)
                         Underlying Employees in  Exercise Expiration -----------------
Name                      Options    Fiscal Year   Price      Date       5%      10%
----                     ---------- ------------- -------- ---------- -------- --------
Stephen N. Rippe........   20,000       27.8%      $17.81   02/24/09  $580,300 $923,900


Garry P. Warren.........   16,000       22.2%       17.81   02/24/09   464,300  739,200

Ellen B. Geiger.........   12,000       16.7%       17.81   02/24/09   348,200  554,400

Anthony Frey............      -0-        -0-          N/A        N/A       -0-      -0-

--------
(1) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the common stock, compounded annually over a ten-year period and assuming that the closing price was the market value of the grant. The actual value (if any) than an executive officer receives from a stock option will depend upon the amount by which the market price of common stock exceeds the exercise price of the option on the date of exercise. Highland Bancorp does not assume that the common stock will appreciate at any particular rate or at all in future years.

(2) The options granted are exercisable 33.3% per year beginning on each of the first 3 anniversary dates of grant.

Option Exercises and Holdings

   The following table provides information with respect to the named executives concerning their exercise of options during 1999 and their year-end option holdings.

                                                                        Value of Unexercised
                          Shares              Number of Unexercised     In-the-Money Options
                         Acquired              Options at Year-End         at Year-End(1)
                            on      Value   ------------------------- -------------------------
Name                     Exercised Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------- -------- ------------------------- -------------------------
Stephen N. Rippe........  20,000   $195,000      102,500/47,500           $957,500/$266,250
Garry P. Warren.........   7,100     67,006       11,730/27,500            105,551/ 122,625
Ellen B. Geiger.........  12,000    165,375       37,500/20,500            373,500/  92,750
Anthony Frey............  52,000    545,289            0/0                       0/0

--------
(1) Value of an exercise "in-the money" options is the difference between the fair market value of the securities underlying the options and the exercise price of the options as of December 31, 1999. The closing sale price of the common stock on December 31, 1999 was $19.00 per share.

Executive Officer Change of Control Agreements

   In 1995, Highland Federal entered into a Change of Control Employment Agreement with each of Messrs. Rippe and Warren, Ms. Geiger, and three other officers of Highland Federal, and in 1998, Highland Federal entered into a Change of Control Agreement with another officer of Highland Federal, each amended this year to extend their terms among other things. Such agreements provide that if a change of control of Highland Federal or Highland Bancorp (defined to include a merger, consolidation or asset transfer where Highland Bancorp is not the surviving entity and the acquisition by a person or group of more than 50% of the outstanding shares of Highland Bancorp) occurs during the employment of the individual and the individual's position is subsequently eliminated or materially altered or the individual resigns his or her employment for good reason (defined to include a reduction in salary levels or benefits, material diminution in title or responsibilities or a job relocation of more than 50 miles), the individual will be entitled to a lump sum payment equal to his or her salary for a specified period. In the case of Mr. Rippe, such period is two and one-half years and in the case of Mr. Warren and Ms. Geiger, such period is one and one-half years.

Acceleration Events Under the Option Plan

   In the event Highland Bancorp enters into an agreement to dispose of all or substantially all of its assets or if Highland Bancorp's stockholders dispose or agree to become obligated to dispose of fifty percent or more of the outstanding shares of common stock, then each outstanding option will be exercisable during the thirty days immediately preceding such Acceleration Event. However, no Acceleration Event will be deemed to occur in the event that
(1) the terms of the agreements pursuant to which such transaction is occurring require as a condition to the consummation of the transaction that each option will be either assumed by a successor corporation or be replaced with a comparable option to purchase shares of stock of the successor corporation, and
(2) the transaction is approved by a majority of the directors who have been in office for more than twelve months prior to the scheduled consummation of the transaction. Upon consummation of the Acceleration Event, all outstanding options, whether or not so accelerated, will terminate and cease to be exercisable, unless assumed by the successor corporation. The merger is an acceleration event, and option holders will receive the merger consideration (see "Stock Options", page 27).

                    PERSONNEL/COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The following Report of the Personnel/Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed filed under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act of 1934, as amended (the "Exchange Act").

   The Personnel/Compensation Committee of the Board of Directors (the "Committee") is composed of four directors who are not also employees of Highland Bancorp. There is currently a vacancy on the committee due to the recent death of George Piercy. The Committee establishes the overall compensation and employee benefits of Highland Bancorp and the specific compensation of Highland Bancorp's and Highland Federal's executive officers. It is a goal of the Committee to implement executive officer compensation programs that further the business objectives of Highland Bancorp and that attract, retain and motivate the best-qualified executive officers.

   Highland Bancorp's executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on stockholders' equity. The Committee believes that this performance goal and the long-term interests of Highland Bancorp's stockholders generally are best achieved by attracting and retaining management of high quality, and that such management will require commensurate compensation. The Committee believes that Highland Bancorp's executive officer compensation policies are consistent with this policy.

   Except for messrs. Warren, Terrazas and Gollins, none of Highland Bancorp's or Highland Federal's executive officers has a written employment agreement or other formal assurance of continued employment by Highland Bancorp. (See "Executive Compensation--Executive Officer Change of Control Agreements.") As a result, each of the executive officer's compensation is determined each year by the Committee, based on factors that the Committee deems appropriate. As indicated below, the overall financial performance of Highland Bancorp is a factor considered by the Committee in setting compensation levels for executive officers.

   Annual compensation levels for each executive officer, including the Chief Executive Officer, are determined by the Committee based primarily on its review and analysis of the following factors: (1) the responsibilities of the position, (2) the performance of the individual and his or her general experience and qualifications, (3) the overall financial performance (including return on equity, earnings per share, problem asset levels, levels of general and administrative expense and loan and deposit production) for Highland Bancorp for the previous year and the contributions to such performance measures by the individual or his or her department, (4) the officer's total compensation during the previous year, (5) a comparison to compensation levels paid by comparable financial institutions, and (6) the officer's length of service with Highland Bancorp. In addition, the Committee receives the recommendations of the Chief Executive Officer with respect to the compensation of other executive officers, which the Committee reviews in light of the above factors. The Committee believes, based on a review of relevant compensation surveys, that the base compensation of the executive officers is competitive with financial institutions of similar size and with comparable operating results.

   Bonus compensation for 1999 was based in large part on return on equity for Highland Bancorp and the following performance criteria, (1) net interest income, (2) noninterest income, (3) loan delinquency levels, and (4) cost management. The Committee established a target return on equity, for payment of the full bonus related to this factor, of 20.5%. Assuming achievement of the target return, the President and Chief Executive Officer of Highland Bancorp and Highland Federal would receive 60% of the bonus award based on achieving the target return on equity and 40% of the bonus award based on other company results as measured against specific performance objectives and standards established at the beginning of the year. Other executives had similar performance objectives except their target percentages related to the performance criteria varied depending on their areas of responsibility. The actual return on average equity for Highland Bancorp for the year was 23.5%. All bonuses paid to executive officers for service during 1999 were approved by the Compensation Committee of the Board of Directors.

   Mr. Rippe, President and Chief Executive Officer of Highland Bancorp and Highland Federal, was eligible to receive a bonus of up to 50% of his base salary for services during 1999 based on specific performance achievements discussed above. In 2000, Mr. Rippe received an annual bonus related to 1999 performance of $140,000, or 50% of his year end 1999 base salary.

   While the Committee establishes salary and bonus levels based on the above described criteria, the Committee also believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of Highland Bancorp's stockholders and enhances Highland Bancorp's ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options granted by Highland Bancorp pursuant to the Option Plan help achieve this objective, and provide additional compensation to the officers to the extent that the price of the common stock increases over fair market value on the date of grant. Stock options have been granted to each of the named executive officers and to other officers and employees of Highland Federal. Through the Option Plan, there will be an additional direct relationship between Highland Bancorp's performance and benefits to executive officer Option Plan participants.

Dated: June 15, 2000                      Richard O. Oxford, Chairman
                                          Richard J. Cross
                                          Shirley E. Simmons

Compensation Committee Interlocks and Insider Participation

   None of the members of the Personnel/Compensation Committee during 1999 has ever been an officer or employee of Highland Bancorp or any of its subsidiaries.

                               PERFORMANCE GRAPH

   Set forth below is a graph that compares the yearly percentage change in the cumulative total stockholder return on common stock (or the common stock of Highland Federal, prior to the reorganization whereby Highland Bancorp became the holding company of Highland Federal) with (1) the cumulative total return of the issuers included in the Nasdaq Composite Index as reported to Highland Bancorp by SNL Securities LC, and (2) the cumulative total return of the issuers included in the SNL Securities $500M-$1B Thrift Composite Index as reported to Highland Bancorp by SNL Securities, in each case assuming the reinvestment of dividends.

   The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Highland Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   Prior to the commencement of trading in the common stock on the Nasdaq Small-Cap Market on October 16, 1995 (and the subsequent listing of the stock on the Nasdaq National Market in December 1995), there was no established public trading market for the common stock and only infrequent trades executed by a securities broker. Information for periods prior to the listing of the common stock on the Nasdaq Small-Cap Market are based on the average bid and ask prices for the common stock as reported to Highland Bancorp by J. Alexander Securities, Los Angeles, California, as of the date of the last transaction of which such firm is aware during each such year. Thus, the prices used by Highland Bancorp in determining the five-year cumulative return for the common stock prior to the listing of the common stock with Nasdaq may not represent actual transactions.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

                             HIGHLAND BANCORP, INC.
      NASDAQ MARKET INDEX, SNL $500M-$1B THRIFT INDEX AND PEER GROUP INDEX

                             Highland Bancorp, Inc.

                        [TABLE/GRAPHIC--TO BE INSERTED]
[PERFORMANCE CHART
APPEARS HERE]

                                                 Period Ending
                             -----------------------------------------------------
            Index            12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
            -----            -------- -------- -------- -------- -------- --------
   Highland Bancorp, Inc...   100.00   129.68   141.66   272.93   264.81   323.79
   NASDAQ--Total US*.......   100.00   141.33   173.89   213.07   300.25   542.43
   SNL $500M-$1B Thrift
    Index..................   100.00   149.78   185.72   313.72   287.82   235.29

                     ASSUMES $100 INVESTED ON JAN. 1, 1994
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDED DEC. 31, 1999

                                  PROPOSAL 3:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Audit Committee has selected KPMG LLP as the independent auditors to audit the consolidated financial statements of Highland Bancorp and its subsidiaries for 2000. A member of KPMG is expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

   If you do not ratify the selection of KPMG, or if KPMG should decline to act or otherwise become incapable of acting, or if its employment is discontinued, the Board of Directors or the Audit Committee will appoint other independent auditors.

   Ratification of the selection of KPMG as Highland Bancorp's independent auditors requires the affirmative vote of a majority of the holders of the common stock present in person or represented by proxy and entitled to vote at the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS HIGHLAND'S INDEPENDENT AUDITORS.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of Highland Bancorp's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. The SEC requires executive officers, directors and greater than ten percent stockholders to furnish to us all Section 16(a) forms they file.

   Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 1999 all executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders must be received at Highland Bancorp's executive offices at 601 South Glenoaks Blvd., Suite 200, Burbank, California 91502, addressed to the attention of the Secretary, by March 3, 2001 in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

   In addition, in the event a stockholder proposal is not submitted to Highland Bancorp prior to May 4, 2001, the proxy to be solicited by the Board of Directors for the 2001 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion, if the proposal is presented at the 2001 annual meeting of stockholders, without any discussion of the proposal and the proxy statement for such meeting.

                                 ANNUAL REPORT

   The Annual Report of Highland Bancorp for the year ended December 31, 1999 is being mailed to you with this proxy statement. The Annual Report contains consolidated financial statements of Highland Bancorp and its subsidiaries, financial statement schedules and management's discussion and analysis of such financial statements, and the report thereon of KPMG LLP, Highland Bancorp's independent auditors.

   YOU MAY OBTAIN WITHOUT CHARGE A COPY OF HIGHLAND BANCORP'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE EXCHANGE ACT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 BY WRITING TO US AT 601 SOUTH GLENOAKS BOULEVARD, BURBANK, CALIFORNIA 91502, ATTENTION: KELLY ANDREWS.

                                 OTHER BUSINESS

   The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the notice of meeting. If, however, other matters are properly brought before the meeting, it is the intention of the proxy holders to vote the shares represented by the proxies on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the proxy.

                                          By Order of the Board of Directors,

                                          Kelly Andrews
                                          Corporate Secretary

Dated: June 26, 2000

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             JACKSON FEDERAL BANK,

                             HIGHLAND BANCORP, INC.

                                      and

                             HIGHLAND FEDERAL BANK

                               ----------------

                                 April 24, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 I.   THE MERGER.........................................................   A-1
      1.1  The Merger...................................................    A-1
      1.2  Effective Time of the Merger.................................    A-1
      1.3  Corporate Organization.......................................    A-1
      1.4  Conversion of Shares.........................................    A-2
      1.5  Stock Option Plan............................................    A-3
      1.6  Exchange of Certificates.....................................    A-3
           Additional Rights; Taking of Necessary Action; Further
      1.7  Action.......................................................    A-4
      1.8  Alternative Structure........................................    A-5

 II.  THE CLOSING........................................................   A-5
      2.1  Closing Date.................................................    A-5
      2.2  Procedure....................................................    A-5

 III. REPRESENTATIONS AND WARRANTIES OF HIGHLAND.........................   A-5
      3.1  Organization.................................................    A-5
      3.2  Non-Contravention; Binding Effect............................    A-6
      3.3  No Consent...................................................    A-6
      3.4  Compliance with Laws.........................................    A-6
      3.5  Capitalization...............................................    A-7
      3.6  Subsidiaries.................................................    A-7
      3.7  Charter Documents; Management................................    A-8
      3.8  Financial Statements and Reports; Books and Records..........    A-8
      3.9  Properties...................................................    A-9
      3.10 Absence of Certain Changes...................................   A-10
      3.11 Material Contracts...........................................   A-11
      3.12 Litigation...................................................   A-11
      3.13 Contingent Liabilities.......................................   A-11
      3.14 Taxes........................................................   A-11
      3.15 Employee Benefit Plans; ERISA................................   A-13
      3.16 Labor Relations..............................................   A-15
           Employment and Similar Agreements; Obligations Upon Change in
      3.17 Control......................................................   A-15
      3.18 Broker's and Finder's Fees...................................   A-16
      3.19 Regulatory Applications......................................   A-16
      3.20 Hazardous Materials..........................................   A-16
      3.21 Damage to Mortgaged Properties...............................   A-16
      3.22 Corporate Approval...........................................   A-17
      3.23 Deposit Accounts.............................................   A-17
      3.24 Intellectual Property........................................   A-17
      3.25 Certain Legal and Regulatory Matters.........................   A-17
      3.26 Material Interests of Certain Persons........................   A-17
      3.27 Derivative Contracts; Structured Notes; etc..................   A-17
      3.28 Disclosure...................................................   A-18
      3.29 Insurance Agency Activity....................................   A-18
      3.30 Standard.....................................................   A-18

 IV.  REPRESENTATIONS AND WARRANTIES OF JACKSON..........................  A-18
      4.1  Organization.................................................   A-18
      4.2  Non-Contravention; Binding Effect............................   A-18
      4.3  No Consent...................................................   A-19
      4.4  Regulatory Applications......................................   A-19
      4.5  Regulatory Approvals.........................................   A-19

       4.6  Access to Funds...............................................  A-19
       4.7  Standard......................................................  A-19

 V.    COVENANTS OF HIGHLAND AND JACKSON................................... A-19
       5.1  Covenants of Jackson and Highland.............................  A-19
       5.2  Affirmative Covenants of Highland.............................  A-20
       5.3  Negative Covenants of Highland................................  A-21
       5.4  Notification..................................................  A-22
       5.5  No Shopping...................................................  A-22
       5.6  Indemnification...............................................  A-23
       5.7  Employment and Severance Agreements...........................  A-24
       5.8  Tax Matters...................................................  A-24

 VI.   CONDITIONS TO CLOSING............................................... A-25
       6.1  Conditions to Highland's Obligation to Close..................  A-25
       6.2  Conditions to Jackson's Obligation to Close...................  A-25

 VII.  TERMINATION......................................................... A-27
       7.1  Termination...................................................  A-27
       7.2  Effect of Termination.........................................  A-28

 VIII. MISCELLANEOUS....................................................... A-29
       8.1  Notices.......................................................  A-29
       8.2  Governing Law.................................................  A-29
       8.3  Entire Agreement..............................................  A-29
       8.4  Amendments and Waivers........................................  A-30
       8.5  Severability..................................................  A-30
       8.6  Counterparts..................................................  A-30
       8.7  Interpretation of Agreement...................................  A-30
       8.8  Survival of Representations, Warrants and Covenants...........  A-30
       8.9  Expenses......................................................  A-30
       8.10 Definitions...................................................  A-31
       8.11 Attorneys' Fees...............................................  A-31
       8.12 Publicity.....................................................  A-31
       8.13 Binding Effect................................................  A-32
       8.14 Further Action................................................  A-32
       8.15 Parties.......................................................  A-32

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2000 (this "Agreement"), among HIGHLAND BANCORP, INC., a Delaware corporation ("Highland"), HIGHLAND FEDERAL BANK, a federally chartered savings bank ("Highland Federal") and JACKSON FEDERAL BANK, a federally chartered savings bank ("Jackson").

                                   RECITALS:

   A. Highland. Highland is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware that owns all of the outstanding stock of Highland Federal, a federally chartered savings bank, and is duly registered as a unitary savings and loan holding company pursuant to
Section 10 of the Home Owner's Loan Act ("HOLA"). Unless the context otherwise requires all references to Highland in this Agreement include Highland and each of its direct and indirect subsidiaries.

   B. Highland Federal owns all of the outstanding stock of Highland Corporation, (hereinafter "HC"), a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Highland Insurance Agency (hereinafter "HI"), an insurance agency duly organized, validly existing and in good standing under the laws of the State of California. (Highland Federal, HC and HI are collectively referred to herein as the "Subsidiaries.")

   C. Jackson. Jackson is a federally chartered savings bank, which is an indirect wholly-owned subsidiary of Jackson National Life Insurance Company, a unitary savings and loan holding company under HOLA.

   D. Board Approvals. The respective boards of directors of Highland and its Subsidiaries, including Highland Federal, and Jackson have approved, and deem it to be advisable and in the best interests of their respective stockholders to complete, the business combination provided for herein, in which a wholly-owned subsidiary of Jackson that is to be formed for the sole purpose of completing the business combination transaction provided for herein ("Merger Sub") is to be merged (the "Merger") with and into Highland and Highland is thereby to become a wholly-owned subsidiary of Jackson.

                                 I. THE MERGER

   1.1 The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Highland in accordance with the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). The separate existence of Merger Sub shall thereupon cease and Highland shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the Delaware Corporation Law.

   1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware in accordance with the Delaware Corporation Law, or at such later time as may be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is so filed, or such later date and time of the effectiveness of the Merger as may be specified in the Certificate of Merger.

   1.3 Corporate Organization.

   (a) Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Effective Time unless and until amended in accordance with its terms and applicable law.

   (b) By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation unless and until amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable law.

   (c) Board of Directors and Officers. The board of directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time and such individuals shall serve until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

   1.4 Conversion of Shares.

   (a) At the Effective Time, by virtue of the Merger and without necessity of any action on the part of Jackson, Highland or any holder of any of the following securities:

     (i) each share of common stock, par value $.01 per share, of Highland (the "Highland Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Highland Common Stock to be canceled pursuant to Section 1.4(a)(ii) and shares of Highland Common Stock held by any holder who shall have taken the necessary steps under the Delaware Corporation Law to seek appraisal of and demand payment for such shares of Highland Common Stock and who is otherwise entitled to such payment under the Delaware Corporation Law ("Dissenting Stock"), shall be canceled and extinguished and be converted into the right to receive $25.45 in cash (the "Merger Consideration"), subject to possible reduction pursuant to Section 8.9(e), without interest; provided, that in no event shall the aggregate amount of Merger Consideration payable pursuant to this Agreement exceed an amount equal to the per share Merger Consideration stated herein multiplied by the sum of (A) 4,243,474 plus (B) such number of shares, not exceeding 475,730, as may be issued after the date hereof pursuant to stock options issued pursuant to the Stock Option Plan (as defined in Section 1.5) that are outstanding as of the date hereof;

     (ii) except as otherwise provided herein, each share of Highland Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by Jackson or any direct or indirect subsidiary (as defined in Section 8.10) of Jackson (other than shares held by Jackson or any such subsidiary in a fiduciary or custodial capacity on behalf of persons other than Highland and its Subsidiaries), or which is held in the treasury of Highland or by any of its Subsidiaries, shall be canceled and retired and no payment shall be made with respect thereto; and

     (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be altered or changed by the Merger.

   (b) Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Stock shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Stock withdraws such holder's demand for appraisal, with the consent of Highland to the extent such consent may be required, or becomes ineligible for such appraisal. If a holder of Dissenting Stock shall withdraw in writing such holder's demand for appraisal, with the consent of Highland to the extent such consent may be required, or shall become ineligible for such appraisal, whether through failure to comply with the applicable provisions of the Delaware Corporation Law or otherwise, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Stock shall be automatically converted into and represent solely the right to receive the Merger Consideration without interest thereon. Highland shall give Merger Sub and Jackson prompt written notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the Delaware Corporation Law received by Highland. Highland shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under Section 262 of the Delaware Corporation Law. Dissenting Stock shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions, other than dividends or other distributions payable to stockholders of record prior to the Effective Time.

   1.5 Stock Option Plan.

   (a) Promptly following the date of this Agreement but contingent upon the completion of the Merger, the Board of Directors of Highland (or, if appropriate, any committee administering the Stock Option Plan of Highland (as defined below)) shall adopt such resolutions or take such other actions with respect to all outstanding employee stock options to purchase Highland Common Stock, whether or not such options would otherwise be vested and exercisable at the Effective Time ("Options"), which heretofore have been granted under any stock option or other stock-related compensation plan, program or arrangement of Highland or any Subsidiary thereof, including, without limitation, the Highland Stock Option Plan (the "Stock Option Plan"), as are necessary to provide that effective as of the Effective Time all Options outstanding immediately prior to the Effective Time shall be canceled in exchange for a payment by Highland of an amount equal to (A) the difference between (1) the per share exercise price of the Option and (2) the amount equal to the per share Merger Consideration, as the same may be reduced pursuant to Section 8.9(e), multiplied by (B) the number of shares of Highland Common Stock covered by the Option. Any rights granted in connection with an Option shall be canceled upon such Option's cancellation as provided in this Section 1.5(a).

   (b) Except as provided herein, the Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of Highland or any Subsidiary (other than the Highland Profit Sharing Plan (the "Profit Sharing Plan"), shall terminate as of the Effective Time, and prior to the Effective Time, Highland shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of Highland or the Surviving Corporation or any subsidiary thereof.

   (c) Highland and Jackson shall take all such steps as may be required or reasonably requested to cause the payments in respect of the Options provided for in this Section 1.5 with respect to each individual who is a director or officer of Highland required to file reports with the Securities and Exchange Commission (the "SEC") pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the SEC thereunder to be exempt under SEC Rule 16b-3, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the staff of the SEC to Skadden, Arps, Slate, Meagher and Flom LLP.

   1.6 Exchange of Certificates.

   (a) From and after the Effective Time, a bank, trust company or company regularly engaged in the business of acting as securities transfer agent to be designated by Jackson and reasonably acceptable to Highland, (the "Exchange Agent") shall act as exchange agent in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time, represented shares of Highland Common Stock entitled to payment pursuant to Section 1.4 or
1.5. Upon the surrender of each such certificate, the Exchange Agent shall pay the holder of such certificate the aggregate Merger Consideration to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each such certificate (other than certificates representing Dissenting Stock or shares of Highland Common Stock which are to be canceled pursuant to Section 1.4(a)(ii)), shall represent solely the right to receive the Merger Consideration and the holder thereof shall not be entitled to be paid the consideration to which such holder would otherwise be entitled. No interest shall be paid or shall accrue on the consideration to which a certificate holder shall be entitled pursuant to
Section 1.4. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Highland Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Highland Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

   (b) At or prior to the Effective Time, Jackson shall deposit, or cause to be deposited, in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Highland Common Stock outstanding immediately prior to the Effective Time (other than those shares of Highland Common Stock to be canceled pursuant to Section 1.4(a)(ii) and shares known at the Effective Time to be Dissenting Stock) multiplied by (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall be invested by the Exchange Agent as directed by Jackson in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. ("Moody's") or Standard and Poor's Corporation ("S&P") or certificates of deposit issued by a commercial bank having at least $500,000,000 in assets and a long-term debt rating from Moody's of P-1 or from S&P of Al, and any net earnings with respect thereto shall be paid to Jackson as and when requested by Jackson. The Exchange Fund may be invested in obligations of such maturities as Jackson may direct, as long as such investments do not impair the ability of the Exchange Agent to make the payments required by this Section 1.6 on a timely basis to holders of certificates that prior to the Effective Time evidenced shares of Highland Common Stock. The Exchange Fund shall not be used for any other purpose except as provided herein.

   (c) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Jackson any cash and all certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall thereupon terminate. Thereafter, each holder of a certificate formerly representing a share of Highland Common Stock may surrender such certificate to Jackson and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without interest thereon. Such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

   (d) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Highland Common Stock a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration.

   (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Highland Common Stock. If, after the Effective Time, certificates formerly representing shares of Highland Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, subject to applicable law in the case of Dissenting Stock and to applicable abandoned property, escheat and similar laws.

   1.7 Additional Rights; Taking of Necessary Action; Further Action.

   (a) Jackson reserves the right prior to the Effective Time from time to time to make, or to cause any of its subsidiaries or affiliates to make, open market or privately negotiated purchases of shares of Highland Common Stock in accordance with applicable law and the certificate of incorporation of Highland, at such price or prices as they may determine in their sole discretion.

   (b) Jackson and Highland, respectively, shall each use its best efforts to take or cause to be taken all such action as may be necessary or appropriate in order to effectuate the Merger under the Delaware Corporation Law as promptly as possible. Highland and its Subsidiaries, including Highland Federal, shall, prior to the

Closing, take all such action as may reasonably be requested by Jackson to facilitate changes in the corporate structure of the Surviving Corporation and Highland Federal, promptly after the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Jackson or Highland or their respective subsidiaries, the officers of the Surviving Corporation are fully authorized in the name of Highland or the Surviving Corporation or otherwise to take all such lawful and necessary action.

   1.8 Alternative Structure. Notwithstanding any other provision of this Agreement, Jackson may at any time change the method of effecting the acquisition of Highland, and its Subsidiaries by Jackson, including by providing for a merger of Highland with and into an affiliate of Jackson other than Merger Sub or for mergers among certain of the subsidiaries or other affiliates of Jackson and Highland to occur substantially simultaneously with, or promptly following, the Effective Time. Highland and its Subsidiaries shall comply with any such alternative structure presented by Jackson and shall cooperate fully with Jackson to achieve such alternative structure as promptly as practicable; provided, however, that Highland shall not be obligated to comply with any such alternative structure that would (a) change the amount or kind of consideration to be issued to holders of the Highland Common Stock or the Options, (b) in the reasonable judgment of Highland (i) materially increase the possibility that the amount of time required to complete the acquisition of Highland and its Subsidiaries pursuant to this Agreement will extend beyond the Termination Date (as defined in Section 7.1), or (ii) affect the likelihood of any Regulatory Approval (as such term is defined in Section 5.1(a)) being obtained or any other condition to Closing set forth in Article VI being satisfied, or (c) eliminate or materially reduce the obligations of Jackson or the rights of Highland under this Agreement.

                                II. THE CLOSING

   2.1 Closing Date. Subject to Article VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place on such date as Highland and Jackson agree (the "Closing Date"); provided, that in the absence of an agreement by the parties to the contrary such Closing Date shall be the first Friday which follows the last of satisfaction or waiver of each of the conditions to Closing set forth in Article VI occurs.

   2.2 Procedure. The Closing shall be held at the offices of Mayer, Brown & Platt, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071-1503, or at such other place as to which the parties hereto shall agree. On the Closing Date and subject to the terms and conditions provided herein, the Certificate of Merger with respect to the Merger shall be filed with the Secretary of State of Delaware.

                III. REPRESENTATIONS AND WARRANTIES OF HIGHLAND

   Except as otherwise disclosed to Jackson in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement, and made a part of this Agreement (the "Highland Schedule"), Highland and Highland Federal each represent and warrant to Jackson as follows:

   3.1 Organization.

   (a) Each of Highland and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Highland and its Subsidiaries has all requisite power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law.

   (b) Highland is a Delaware corporation and is duly registered as a savings and loan holding company under Section 10 of the HOLA and the rules and regulations of the Office of Thrift Supervision ("OTS") thereunder. Highland is not a "diversified" or "multiple" savings and loan holding company under Section 10 of the HOLA and the rules and regulations of the OTS thereunder. Highland Federal is a federally chartered stock savings bank and is a direct wholly-owned subsidiary of Highland. HC is a California corporation, acts as the trustee for deeds of trust on behalf of Highland Federal, and is a direct wholly-owned subsidiary of Highland Federal. HI is a California corporation, engages in insurance agency activities, including the sale of fixed and variable insurance products and mutual funds, and is a direct wholly-owned subsidiary of Highland Federal.

   3.2 Non-Contravention; Binding Effect. Each of Highland and its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Highland, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Highland and its Subsidiaries, as applicable, and constitute the valid and legally binding obligations of Highland and its Subsidiaries, as applicable, enforceable against Highland and its Subsidiaries, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of it or the transactions contemplated hereby and thereby, nor compliance with any of the provisions hereof and thereof will
(i) conflict with or result in a breach of any provision of Highland's certificate of incorporation or by-laws or the charter or other organizational documents or of those of any of its Subsidiaries; or (ii) except as set forth in Section 3.2 of the Highland Schedule, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Highland or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which Highland or any of its Subsidiaries is a party or by which any of their properties or assets may be bound; or (iii) subject to obtaining the requisite Regulatory Approvals violate any order, writ, injunction, decree, statute, rule or regulation applicable to Highland or any of its Subsidiaries or any of their respective properties or assets.

   3.3 No Consent. Except as set forth in Section 3.3 of the Highland Schedule, no consents, approvals, orders, resolutions or forebearances, by or from any state or federal governmental agency or self-regulatory organization, authority, corporation, board, commission, department or other state or federal governmental, instrumentality (each a "Governmental Authority") or any other third party, are required for Highland or its Subsidiaries to enter into this Agreement and to consummate the transactions contemplated hereby or to perform their obligations hereunder or thereunder.

   3.4 Compliance with Laws.

   (a) Each of Highland and its Subsidiaries has conducted its business in compliance with all laws, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other fair lending laws and laws relating to discriminatory business practices or for the protection of consumers. Each of Highland and its Subsidiaries hold all required permits, licenses, certificates of authority, variances, exemptions, orders and approvals of all Governmental Authorities.

   (b) Neither Highland nor any Subsidiary thereof has received any notification from any Governmental Authority asserting that Highland or such Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces. Neither Highland nor any Subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has Highland or any of its Subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither Highland nor any of its Subsidiaries has been advised by any

Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal Governmental Authorities charged with the supervision or regulation of savings and loan holding companies and savings associations, or insurance agencies, to the best knowledge of Highland, and, except as set forth in Section 3.4(b) of the Highland Schedule, no investigation by any Governmental Authority is pending or threatened against Highland or any Subsidiary or, in the reasonable judgment of Highland, probable of assertion after the date hereof.

   3.5 Capitalization.

   (a) As of the date hereof, Highland is authorized to issue 1,000,000 shares of serial preferred stock, $.01 par value, and 8,000,000 shares of Highland Common Stock, $.01 par value. As of the date hereof, no shares of preferred stock of Highland are issued and outstanding, and 4,243,474 shares of Highland Common Stock are issued and outstanding, 496,730 shares of Highland Common Stock are reserved for issuance pursuant to currently outstanding Options issued under the Stock Option Plan (of which 21,000 shares relate to Options that will expire without having vested upon completion of the Merger), no "performance shares" are outstanding as such pursuant to the Stock Option Plan or any other plan of Highland. As of the date hereof, 419,513 shares of Highland Common Stock are owned beneficially or of record by Highland or by its Subsidiaries as treasury stock.

   (b) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Highland may vote ("Voting Debt") are issued or outstanding.

   (c) All of the issued and outstanding shares of Highland Common Stock have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of stockholders of Highland. The Highland Common Stock has been duly and validly registered pursuant to
Section 12(g) of the Exchange Act and such registration is in full force and effect. Except as set forth in Section 3.5(a) hereof or in the Highland Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Highland to issue, transfer from the treasury, deliver or sell any additional shares of Highland's capital stock or Voting Debt and no unissued shares of the Highland Common Stock are subject to any preemptive rights of stockholders of Highland. There are no outstanding contractual obligations of Highland to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Highland. Except as set forth in Section 3.5(c) of the Highland Schedule, which shall incorporate and reflect the information contained in Schedule 13D and Schedule 13G filings made with the SEC prior to the date hereof, as of the date of this Agreement, no person to the best knowledge of Highland, beneficially owns, 5% or more of the outstanding shares of Highland Common Stock.

   3.6 Subsidiaries. Section 3.6 of the Highland Schedule lists each Subsidiary, direct or indirect, of Highland. Section 3.6 of the Highland Schedule shows as to each such Subsidiary the correct name thereof, the jurisdiction of its incorporation or organization, licenses, (including all states in which each entity is licensed in, type of license, date of last renewal, or status of license), appointments and authorizations held by such entity, the number of shares of each class of its stock or other equity interests and any Voting Debt outstanding, the number or percent of the shares of stock or other equity interests or Voting Debt held by Highland or any of its Subsidiaries, and the number or percent of the shares of stock or other equity interests or Voting Debt held by third parties. Except as shown in
Section 3.6 of the Highland Schedule, Highland owns directly or indirectly all of the outstanding capital stock of, and all other ownership interests in, each of its direct and indirect Subsidiaries, free and clear of all liens, claims, charges and encumbrances. There are no outstanding options, warrants or other rights to subscribe for or purchase from Highland or any of its Subsidiaries, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock of or other ownership interest in or Voting Debt of any Subsidiary of Highland, or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interest in or Voting Debt of any

Subsidiary of Highland. There are no outstanding contractual obligations of Highland or any Subsidiary of Highland to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in any Subsidiary of Highland. All of the outstanding shares of the capital stock of each Subsidiary of Highland have been validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Highland has no direct or indirect equity interest in any other firm, corporation, savings association, partnership, joint venture or business enterprise other than as listed in Section 3.6 of the Highland Schedule

   3.7 Charter Documents; Management.

   (a) The copies of the certificate of incorporation and by-laws of Highland, and the charter and by-laws or other organizational documents of all Subsidiaries of Highland (and any amendments thereto), delivered to Jackson prior to the date of this Agreement, complete copies of each of which are attached as Exhibit 3.7(a) of the Highland Schedule, are true and complete copies thereof, and such certificate of incorporation, by-laws, charter and other organizational documents are in full force and effect.

   (b) The name and title or position of each executive officer or director as of the date hereof of Highland and its Subsidiaries are set forth in Section 3.7(b) of the Highland Schedule.

   3.8 Financial Statements and Reports; Books and Records.

   (a) Highland has furnished to Jackson or will furnish promptly upon filing thereof, true and complete copies of each of the following with respect to each of Highland and Highland Federal (i) annual reports on Form 10-K in respect of the fiscal years ended December 31, 1997, 1998, and 1999, each as filed with the SEC or the OTS; (ii) quarterly reports on Form 10-Q for each of the first three calendar quarters of 1999, as filed with the SEC; (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) after December 31, 1996; and (iv) all other reports and registration statements filed by Highland or any Subsidiary with the SEC or the OTS after December 31, 1996, and prior to the Effective Time pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be (such reports and registration statements, together with any amendments or supplements thereto, collectively, the "SEC/OTS Filings").

   (b) As of their respective dates, the Filings complied and, in the case of SEC/OTS Filings made after the date hereof, will comply, as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be. The audited consolidated financial statements and any unaudited interim consolidated financial statements of Highland included in the SEC/OTS Filings complied and, in the case of SEC/OTS Filings made after the date hereof, will comply, as to form and substance in all material respects with the applicable rules and regulations of the SEC and the OTS, were or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to interim financial statements, as permitted by Form 10-Q) and fairly present or will fairly present, as the case may be, the financial condition of Highland and its Subsidiaries or of Highland Federal and its Subsidiaries, as applicable, as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All agreements, contracts and other documents required to be filed as exhibits to any of the SEC/OTS Filings have been or will be, as the case may be, so filed as required.

   (c) No registration statement, offering circular, proxy statement, schedule or report (including, without limitation, the SEC/OTS Filings) filed by Highland or any Subsidiary with the SEC, the OTS, the Federal Deposit Insurance Corporation (the "FDIC") or any other Governmental Authority under the Securities Act, the Exchange Act, or any other applicable federal or state laws or regulations, as of the date thereof, contained or, in the case of filings made after the date hereof, will contain any untrue statement of a material fact or omitted, or in the case of filings made after the date hereof will omit, to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Highland and its Subsidiaries has filed and will file in a timely manner all required filings with the SEC, the OTS, the FDIC and all other appropriate Governmental Authorities, and all such filings complied and will comply as to required form and substance in all material aspects with the regulatory requirements applicable thereto.

   (d) The books and records of Highland and its Subsidiaries, including Highland Federal, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Such books and records fairly present the financial position, assets, liabilities and transactions of Highland and each of such Subsidiaries in accordance with generally accepted accounting principles.

   3.9 Properties.

   (a) Highland or a Subsidiary thereof has good and marketable title to all properties and assets owned and used in the business of Highland and its Subsidiaries, including the real properties reflected in the financial statements as of December 31, 1999 and for the year then ended included in Highland's annual report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K")(the "1999 Financial Statements") (except to the extent that any such owned properties or assets have been disposed of since such date in the ordinary course of business), free and clear of all liens, claims, charges, security interests or other encumbrances, other than liens, claims, charges, security interests and encumbrances disclosed in the notes to the 1999 Financial Statements, or which do not, individually or in the aggregate, adversely affect the use and enjoyment of the properties or assets subject thereto or Highland's business and liens for taxes not yet due and payable.

   (b) Section 3.9(b) of the Highland Schedule lists all of the offices and branches maintained and operated by Highland and its Subsidiaries, including the address or description thereof and whether it is held in fee or leasehold. Except as shown on the Highland Schedule Section 3.9(b), neither Highland nor any of its Subsidiaries maintains any office or conducts business at any other location.

   (c) Section 3.9(c) of the Highland Schedule lists all properties and assets held by Highland or its Subsidiaries under lease. All such properties are held under valid lease instruments, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally. To the knowledge of Highland, as of the date hereof, there is no default or basis for termination (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default or basis for termination) by the lessee or the lessor under any such lease.

   Highland and its Subsidiaries are insured with reputable insurers, in such amounts as have been disclosed to Jackson and against all risks normally insured against by corporations in similar lines of business, and all insurance policies and bonds maintained by Highland and each of its Subsidiaries as of the date hereof are listed in Section 3.9(d) of the Highland Schedule and are in full force and effect. As of the date hereof, neither Highland nor any of its Subsidiaries has received any notice of cancellation or material amendment of any insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed, and all claims thereunder have been filed in timely fashion.

   Except as disclosed in Section 3.9(e) of the Highland Schedule, neither Highland nor any Subsidiary has outstanding, as of the date hereof, any commitment for capital expenditures.

   3.10 Absence of Certain Changes. Except as set forth in Section 3.10 of the Highland Schedule and as expressly required or permitted under this Agreement, since December 31, 1999, Highland and its Subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and from December 31, 1999 until the date hereof, there has not been:

   (a) Any change in the business, assets, financial condition, results of operations or properties of Highland or any Subsidiary thereof; or

   (b) Any amendment to the certificate of incorporation or by-laws of Highland or the charter, by-laws or other organizational documents of any of its Subsidiaries; or

   (c) Except for the $0.075 per share dividend paid in February, 2000, and the $0.075 per share dividend declared on April 17, 2000, any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or any other distribution in respect of the capital stock of Highland or its Subsidiaries (other than dividends paid on the capital stock of wholly-owned Subsidiaries of Highland); or

   (d) Except for capital stock issued or to be issued upon the exercise of options under the Stock Option Plan, any issuance, reissuance, sale or acquisition of (or agreement to issue, reissue, sell or acquire) shares of capital stock, other equity securities or rights, options or warrants to acquire any such shares of stock or other equity securities of Highland or any of its Subsidiaries; or

   (e) Any subdivision, combination, aggregation or reclassification of any shares of capital stock or redemption or repurchase of any shares of such capital stock of Highland or any of its Subsidiaries; or

   (f) Any merger or consolidation (or agreement to merge or consolidate) with any other corporation, or conveyance to any other person, firm or corporation, or encumbrance of (or agreement to convey or encumber) a material part of Highland's assets or the assets of any of its Subsidiaries, or the acquisition (or agreement to acquire) of all or substantially all of the assets of another person, firm or corporation; or

   (g) Entry into any material contract, arrangement or commitment except in the ordinary course of the respective businesses of Highland and its Subsidiaries consistent with their past practices; or

   (h) Implementation of any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement or the material amendment of any existing plan or arrangement, other than as required by law, or

   (i) Incurrence of any indebtedness for borrowed money other than as permitted by Section 5.3 of this Agreement; or

   (j) Any change by Highland or its Subsidiaries in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB"), SEC regulations or regulations promulgated by the OTS with respect to financial statements required to be filed with it; or

   (k) Any increase in compensation payable by Highland or any of its Subsidiaries to any of their respective directors, officers, employees or agents, other than pursuant to the terms of the employment agreements delivered to Jackson prior to the date hereof and listed in Section 3.10(k) of the Highland Schedule, and normal cost-of-living and regularly scheduled increases to non-executive employees of Highland and its Subsidiaries; or

   (l) Entry into any agreement to (i) do any of the foregoing other than as expressly provided herein or (ii) take or omit to take any action which, if taken or omitted to be taken prior to the date hereof would have made any representation or warranty contained in this Article III untrue or incorrect.

   3.11 Material Contracts.

   (a) Except as disclosed in Section 3.11(a) of the Highland Schedule (including any disclosure made therein in respect of Sections 3.15 and 3.17), neither Highland nor any of its Subsidiaries is a party to any oral or written
(i) agreement not terminable on 30 days or less notice or involving the payment of more than $100,000 per annum, (ii) joint venture agreement, or
(iii) noncompetition or other agreement that restricts Highland or its Subsidiaries from engaging in a line of business.

   (b) Neither Highland nor any Subsidiary of Highland is in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or subject or under which it or its respective business, properties or assets receive benefits, and, to the best knowledge of Highland, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

   3.12 Litigation.

   (a) Except as disclosed in Section 3.12(a) of the Highland Schedule, there are no suits, claims, actions or proceedings against or affecting Highland or any of its Subsidiaries pending or, to the best of knowledge of Highland, threatened, or that could reasonably be asserted, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Highland or any Subsidiary.

   (b) Section 3.12(b) of the Highland Schedule sets forth all closed litigation matters in which Highland or any of its Subsidiaries was a party and was required to make a payment in settlement or judgment in excess of $10,000 during the two years preceding the date hereof, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

   3.13 Contingent Liabilities. Highland and its Subsidiaries have no contingent liabilities or obligations that are material to Highland and its Subsidiaries on a consolidated basis and that have not been (i) reflected in the 1999 Financial Statements, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) disclosed to Jackson in
Section 3.13 of the Highland Schedule. Highland and its Subsidiaries have no knowledge of any reasonable basis for the assertion against any of them of any liability, obligation or claim that is not reflected in the 1999 Financial Statements or otherwise disclosed in this Agreement or in the Highland Schedule.

   3.14 Taxes.

   (a) Definitions. For purposes of this Section 3.14, and Section 5.8 the following definitions shall apply:

     (i) The term "Group" shall encompass, collectively, Highland and each other corporation that is a member of the affiliated group of corporations (each such corporation, including Highland, a "Member") within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Highland is the common parent.

     (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state franchise and income taxes), payroll and employee withholding taxes, unemployment insurance taxes and social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, backup withholding taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group, Highland or any Member is required to pay, withhold or collect.

     (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

   (b) Highland and each of its Subsidiaries is, has been and will be a Member of the Group for all taxable periods ending on or before the Closing Date. The Group and each Member have timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate. No Member is subject to any state or local taxes in any jurisdiction other than California.

   (c) Each Member has paid all Taxes required to be paid in respect of the periods covered by such Returns, and no Member has liability for such Taxes (and, to the best knowledge of Highland, there is no potential liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves (excluding deferred taxes) so established.

   (d) No Member is delinquent in the payment of any Taxes, and no Member has requested any extension of time within which to file any Returns that have not since been filed, and no deficiencies for any Taxes have been claimed, proposed or assessed. There are no liens for Taxes upon the assets of any Member, except for statutory liens for current Taxes not yet due. There are no outstanding extensions of time for the assessment or collection of any Taxes payable by any Member nor has any such extension been requested.

   (e) Except as disclosed in Section 3.14(e) of the Highland Schedule, there are no pending or, to the best of Highland's knowledge, threatened, tax audits, investigations, proposed deficiencies, or claims for or relating to any liability of the Group or any Member in respect of Taxes, and neither the Group nor any Member has any matters under discussion with any taxing authorities with respect to Taxes that are likely to result in a tax liability. No power of attorney which is currently in force has been granted by or with respect to the Group or any Member with respect to any matter relating to Taxes. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Group or any Member.

   (f) As of the date hereof, the federal income tax Returns of the Group and each Member have been audited and closed by the Internal Revenue Service, or the applicable statute of limitations has expired, for all taxable periods through the year ended December 31, 1990, and the State of California franchise and income tax Returns have been audited and closed by the California Franchise Tax Board, or the applicable statute of limitations has expired, for all taxable periods through the period ended December 31, 1994.

   (g) No Member is a "consenting corporation" under Section 341(f) of the Code. No Member has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than the Group.

   (h) No Member maintains any compensation plans, programs or arrangements, payments under which would not be deductible as a result of the limitations under Section 162(m) of the Code.

   (i) Neither the Group nor any Member will be obligated, as a result, directly or indirectly, of the transactions contemplated by this Agreement, to make a payment that could be characterized as an "excess parachute payment" (within the meaning of Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

   (j) Neither the Group nor any Member has received any memorandum or opinion from legal counsel for any other tax advisor that was sought in order to satisfy the "reasonable cause" exception (set forth in Section 6664(c) of the Code) applicable to penalties for certain underpayments of Taxes under Sections 6662 through 6664 of the Code.

   (k) Neither the Group nor any Member has made any material elections as to Taxes during the period from January 1, 1999 through the Effective Time, other than elections made on tax returns filed for the year ended on December 31, 1998. Neither the Group nor any Member has any outstanding rulings or requests for rulings with any Tax authority.

   (l) Each Member has timely withheld and paid over to the relevant Governmental Authority or other appropriate payee, all Taxes required to have been withheld and paid in connection with amounts paid or owing to all persons.

   (m) No Member is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) (ii) of the Code.

   (n) Highland has made available to Jackson true and correct copies of the United States Federal income tax Returns and California corporate franchise and income tax Returns for each of the Group's three most recent fiscal years ended on or before December 31, 1998.

   (o) There are no deferred gains or losses arising from deferred intercompany transactions within the Group (within the meaning of Section 1.1502-13 of the Regulations), the Group has no deferred gain or loss with respect to stock or obligations (within the meaning of Section 1.5502-14 of the Regulations), and the Group has no excess loss accounts (within the meaning of Section 1.1502-19 of the Regulations).

   (p) Highland Federal is, and for all taxable years prior to the date hereof has been, a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code. No event has occurred that has required or will require any Member to recapture any portion of its pre-1988 reserves pursuant to Section 593(g)(3) of the Code.

   (q) No event has occurred that will require the Group or any Member to make any adjustments under Code Section 481 for any period extending beyond the Effective Time.

   (r) Except as set forth in Section 3.14(r) of the Highland Schedule, neither the Group nor any Member is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement. No Member is a party to any joint venture, partnership, or other arrangement which could be treated as a partnership for Federal income tax purposes.

   3.15 Employee Benefit Plans; ERISA.

   (a) Except as set forth in Section 3.15(a) of the Highland Schedule and as of the date hereof, neither Highland nor any Subsidiary is a party to or has or could have any liability, contingent liability or obligation with respect to
(i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement, including any post-employment benefits, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, (iii) any material plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (iv) any employment agreement (individually a "Benefit Plan", and collectively the "Benefit Plans").

   (b) Highland has included correct and complete copies of (A) the Benefit Plans and all contracts relating thereto or to the funding thereof, (B) any employment, consulting or termination agreements with respect to current, or former employees or directors of Highland or any Subsidiary to the extent any liability or obligation remains thereunder, (C) the most recent Internal Revenue Service determination letter relating to each Benefit Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA (the "Employee Pension Benefit Plans") and that is intended to be qualified under
Section 401(a) of the Code, (D) to the extent required to be filed, the two most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Benefit Plan, as filed with the Internal Revenue Service, (E) any summary plan descriptions relating to any Benefit Plan, (F) if applicable, the most recent audited financial statements of each Employee Pension Benefit

Plan and (G) the two most recent actuarial valuation reports for each Employee Pension Benefit Plan for which such reports were prepared in Section 3.15 (b) of the Highland Schedule. Highland has also included an accurate description of any Benefit Plan that is not in written form in Section 3.15(b) of the Highland Schedule.

   (c) Highland and each Subsidiary has received, with respect to each of the Employee Pension Benefit Plans which is intended to qualify under Section 401(a) of the Code, a favorable determination letter issued by the Internal Revenue Service that covers all amendments to the plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired, and no events, actions or failures to act, have occurred which would adversely affect the qualification of any such Employee Pension Benefit Plan or result in a tax under Section 511 of the Code. Neither Highland, any Subsidiary nor any entity which is part of a group which includes Highland or any Subsidiary and which is treated as a single employer under Section 414 of the Code (a "Controlled Group Member") contributes to a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, or has had a complete or partial withdrawal from any such multiemployer plan, the liability for which remains unsatisfied. Each of the Benefit Plans has been administered in all material respects in accordance with its terms, the requirements of ERISA and any other applicable law.

   (d) All reports and information required to be filed with the United States Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation ("PBGC"), or distributed to plan participants and their beneficiaries, which if not timely filed or distributed would result in any liability to Highland or any Subsidiary with respect to any Benefit Plan, have been timely filed or distributed. With respect to each Benefit Plan for which an Annual Report had been filed, no change has occurred with respect to the matters covered by the most recent Annual Report since the date thereof which would result in any liability to Highland or any Subsidiary.

   (e) None of the Employee Pension Benefit Plans (or any pension plan maintained by a Controlled Group Member) which is subject to Title IV of ERISA have (A) completely or partially terminated or (B) been the subject of a "reportable event" as defined in Section 4043 of ERISA, if any such event would result in any liability to Highland or any Subsidiary.

   (f) No proceedings by the PBGC to terminate pursuant to Subtitle C of Title IV of ERISA any Employee Pension Benefit Plan of Highland (or any pension plan maintained by a Controlled Group Member) have been instituted or threatened and no event has occurred or condition exists which might constitute grounds under
Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan. No material liability under Title IV of ERISA has been incurred by Highland or any Subsidiary with respect to an Employee Pension Benefit Plan (or any pension plan maintained by a Controlled Group Member) and none of Highland, any Subsidiary or any Controlled Group Member has engaged in (or is a successor to an entity that has engaged in) a transaction for which Highland or any Subsidiary would have liability under Section 4069 or 4212(c) of ERISA. Except as set forth in Section 3.15(f) of the Highland Schedule, none of the Employee Pension Benefit Plans (or any pension plan of a Controlled Group Member) which is a defined benefit pension plan has incurred any "accumulated funding deficiency" (whether or not waived), as that term is defined in Section 412 of the Code, and the fair market value of the assets held to fund each such plan equals or exceeds the actuarial present value (based on the actuarial assumptions used by the actuary of the plan for purposes of determining the contributions for such plan) of all accrued benefits, both vested and nonvested, under such plan.

   (g) Except as set forth in Section 3.15(g) of the Highland Schedule, all contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Highland or its Subsidiary, as applicable, in accordance with past practice.

   (h) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan as to which Highland or any

Subsidiary may have any liability. No penalty or tax for which Highland or any of its Subsidiaries may be liable has been imposed under Section 502(i) of ERISA or Section 4975 of the Code.

   (i) There are no pending, or to the best knowledge of Highland threatened, claims by or on behalf of any Benefit Plan, or by any employee or beneficiary covered under any such Benefit Plan, which allege a breach of fiduciary duties or violations of other applicable state or federal law which may result in liability on the part of Highland or any Subsidiary or result in any decrease in the assets of any Benefit Plan under ERISA or any other law, nor, to Highland's best knowledge, is there any basis for any such claim. Highland will notify Jackson in writing of any such threatened or pending claims arising after the date hereof but before the Effective Time.

   (j) Except as set forth in Section 3.15(j) of the Highland Schedule, neither Highland nor any Subsidiary has any obligation to provide, or liability or contingent liability with respect to, any post- employment benefits for any current or former employee under any "welfare benefit plan" as defined in
Section 3(l) of ERISA, other than for group health plan continuation coverage required under Part 6 of Title I of ERISA.

   (k) All expenses and liabilities relating to all of the Benefit Plans described in Section 3.15(k) of the Highland Schedule have been, and will on the Closing Date, be fully and properly accrued on Highland's books and records, to the extent required by generally accepted accounting principles.

   (l) Except as set forth in Section 3.15(l) of the Highland Schedule, none of the assets of any Benefit Plan are invested in employer securities or employer real property.

   (m) There has been no act or omission that would impair the ability of Highland or any Subsidiary (or any successor thereto) to amend or terminate unilaterally any Benefit Plan.

   (n) There have been no acts or omissions by Highland or any Subsidiary which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 and 100 of the Code for which Highland or any Subsidiary may be liable.

   3.16 Labor Relations. Neither Highland nor any of its Subsidiaries is a party to any collective bargaining agreement. No material labor dispute, strike or other work stoppage has ever occurred, is continuing or, to the knowledge of Highland, has ever been threatened with respect to Highland or any of its Subsidiaries, and, to the knowledge of Highland, no union organizing, certification or election activities have taken place with respect to Highland or any of its Subsidiaries. Highland and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours relating to their business, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of Highland, or its Subsidiaries, threatened against Highland or its Subsidiaries before the National Labor Relations Board or any similar national, state or local governmental agency.

   3.17 Employment and Similar Agreements; Obligations Upon Change in
Control. Except as disclosed in Section 3.17 of the Highland Schedule, there are no employment, consulting, severance or indemnification agreements or understandings of legal effect ("Employee Agreements") between Highland or any of its Subsidiaries, on the one hand, and any director, officer (including "executive officers" as defined under the Exchange Act) or employee of Highland or of any of its Subsidiaries or any other party, on the other hand. Except as set forth in Section 3.17 of the Highland Schedule, there are no such Employee Agreements (i) under which any of the transactions contemplated by this Agreement will require any payment by Highland or any of its Subsidiaries, or Jackson, to any director, officer (including executive officers) or employee of Highland or of any of its Subsidiaries, or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Highland or any of its Subsidiaries in favor of any such parties, or under which the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

   3.18 Broker's and Finder's Fees. Except for payments to Sandler O'Neill & Partners, L.P. which has been engaged by Highland as its financial advisor and investment banker (pursuant to an agreement, a copy of which has been delivered to Jackson), neither Highland nor any of its Subsidiaries has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

   3.19 Regulatory Applications. None of the information provided or to be provided by Highland for inclusion in any applications for Regulatory Approvals or in the proxy statement to be distributed by Highland to its stockholders in connection with obtaining stockholder approval of the Merger (the "Proxy Statement") will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   3.20 Hazardous Materials.

   (a) Except as shown in Section 3.20 of the Highland Schedule, to the best of Highland's knowledge, Hazardous Materials have not been deposited or disposed of in, on or under, or handled or processed on, or released, emitted or discharged from, any of Highland's or any of its Subsidiary's properties during the time when Highland or such Subsidiary owned the property. Except as shown on the Highland Schedule, neither Highland nor any of its Subsidiaries has any knowledge or information that any prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of in, on, or under, or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material, or that any prior or present owners, occupants or operators of any properties in which any of Highland or Highland's Subsidiaries hold a security interest, mortgage or other lien or interest, deposited or disposed of in, on or under, or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any Governmental Authority, as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. (S) 3011 et seq.

   (b) Except as set forth on Section 3.20(b) of the Highland Schedule, neither Highland nor any of its Subsidiaries nor, to the best knowledge of Highland, any of its or their borrowers is in violation (either directly, including as a successor-in-interest in connection with the realization upon properties serving as collateral, or indirectly, as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental laws, nor has Highland or any of its Subsidiaries or, to the best knowledge of Highland , any of its or their borrowers, received notice from any Governmental Authority of any such violation or of any remedial investigation or action.

   3.21 Damage to Mortgaged Properties. The Highland Federal mortgage loan files accurately reflect the Highland Federal loans made and the underlying collateral in all material respects. Except as set forth in Section 3.21 of the Highland Schedule, none of the properties securing outstanding loans held or serviced by Highland or any of its Subsidiaries has suffered material damage or casualty loss not covered in full by an insurance policy written by a reputable insurer whose claims paying capacity has not been impaired, nor has Highland or any of its Subsidiaries funded any loan commitments or granted any forbearances with respect to loans secured by properties that are not fully insured against casualty losses on customary terms by reputable insurers whose claims paying capacity has not been impaired. Except as set forth in Section 3.21 of the Highland Schedule, none of the mortgagors for Highland's loans has advised Highland Federal in writing that the hazard or casualty insurance policy on such mortgaged property has not been or will not be renewed and that such mortgagor is unable to obtain a substitute or replacement policy in accordance with the terms of such mortgage. Except as set forth in Section 3.21 of the Highland Schedule, all outstanding single family residential mortgage loans originated or serviced by Highland are insured in amounts and by insurers that meet the requirements of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association for resale in secondary market transactions.

   3.22 Corporate Approval.

   (a) The affirmative vote of the holders of a majority of the outstanding shares of Highland Common Stock is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No other vote of the stockholders of Highland is required by law, the certificate of incorporation or by-laws of Highland or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

   (b) Highland has taken all action required in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any and all "moratorium," "control share," "fair price," "affiliate transaction," "business combination" and other anti-takeover laws and regulations of any state (collectively, "Takeover Laws") that might otherwise be applicable thereto, including, without limitation, Section 203 of the Delaware Corporation Law.

   3.23 Deposit Accounts. The deposits of Highland Federal are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation in accordance with the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Highland Federal has paid all regular premiums, special assessments and other amounts, and has filed all reports, required to be filed by it pursuant to the FDI Act and its predecessor statutes.

   3.24 Intellectual Property. Each of Highland and its Subsidiaries owns or possesses the right, free of the claims of any third party, to use all trademarks, service marks, trade names, copyrights, patents, licenses and other intellectual property currently used by it in the conduct of its business. To the knowledge of Highland, no product or service offered by Highland or its Subsidiaries infringes any rights of any other person, and neither Highland nor any Subsidiary has received written or oral notice of any claim of such infringement.

   3.25 Certain Legal and Regulatory Matters.

   (a) Highland Federal is a "qualified thrift lender" under Section 10(m) of HOLA and is a member in good standing of the Federal Home Loan Bank System and the FHLB.

   (b) The liquidation account of Highland Federal, as of December 31, 1999, was not greater than $123,476.00 Highland Federal has maintained its liquidation account, since the inception thereof, in accordance with practices prescribed by the OTS.

   (c) Highland Federal has not paid any dividends to Highland or any affiliate thereof that (i) caused the regulatory net worth of Highland Federal to be less than the amount then required by applicable law or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as reflected in Section 3.25 of the Highland Schedule and as required by applicable law, there are no restrictions on the payment of dividends by Highland or Highland Federal.

   3.26 Material Interests of Certain Persons. No officer or director of Highland or its Subsidiaries or any "associate" (as such term is defined in SEC Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible) used in or pertaining to the business of Highland and its Subsidiaries, including Highland Federal.

   3.27 Derivative Contracts; Structured Notes; etc. Neither Highland nor any of its Subsidiaries, including Highland Federal, is a party to or has agreed to enter into after the date hereof, any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor, collar or other contract of the types commonly referred to as "derivative contracts" including any combinations thereof (each a "Derivatives Contract") and neither Highland nor any of its Subsidiaries owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives" (as defined for federal banking regulatory purposes), "capped floating rate notes" or "capped floating rate mortgage derivatives", except for those Derivative Contracts and such other instruments listed in Section 3.27 of the Highland Schedule. All Derivative Contracts, whether entered into for Highland's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with applicable laws, rules and regulations and (ii) with counterparties believed at the time to be financially responsible. Neither Highland nor any of its Subsidiaries, including Highland Federal, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivatives Contract.

   3.28 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Highland or any Subsidiary to Jackson prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   3.29 Insurance Agency Activity. A complete list of all HI commission payout schedules and exceptions thereto, and a complete list of HI's employees or agents engaged in activities related to the insurance, annuity or securities business and the licenses, designations, and company/firm appointments held by each individual as of the date hereof is included in Schedule 3.29 of the Highland Schedule.

   3.30 Standard. No representation or warranty of Highland and Highland Federal contained in this Article III shall be deemed untrue and neither Highland nor Highland Federal shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III has had or is reasonably likely to have a Material Adverse Effect.

                 IV. REPRESENTATIONS AND WARRANTIES OF JACKSON

   Except as otherwise disclosed to Highland in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "Jackson Schedule"), Jackson represents and warrants to Highland as follows:

   4.1 Organization. Jackson is duly organized, validly existing and in good standing under the jurisdiction of its incorporation or organization. Jackson has all requisite power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law.

   4.2 Non-Contravention; Binding Effect. Jackson has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly authorized, executed and delivered by Jackson and constitute the valid and legally binding obligations of Jackson, enforceable against Jackson in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles. Neither the execution and delivery of this Agreement by Jackson, nor the consummation by Jackson of the transactions contemplated hereby, nor the compliance by Jackson with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Jackson's certificate of incorporation, by-laws, charter or organizational documents, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Jackson pursuant to, any note, bond, mortgage or indenture, or license, agreement, lease or other instrument or obligation to which Jackson is a party or by which any of its properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration and such liens, charges and encumbrances, or (iii) subject to obtaining the Regulatory Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Jackson or any of its respective properties or assets.

   4.3 No Consent. Except as set forth in Section 4.3 of the Jackson Schedule, no consents, approvals, orders, resolutions or forebearances by or from any Governmental Authority or any other third party are required in order for Jackson to enter into this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder.

   4.4 Regulatory Applications. The information relating to Jackson and its affiliates provided by Jackson for inclusion in any applications filed for Regulatory Approvals and in the Proxy Statement will comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   4.5 Regulatory Approvals. Jackson knows of no reason why (a) the transactions contemplated by this Agreement should not receive all Regulatory Approvals required by Jackson and its affiliates to consummate the transactions contemplated hereby or (b) there should be delay in receipt by Jackson and its affiliates of such Regulatory Approvals. Listed on Section 4.5 of the Jackson Schedule are all Regulatory Approvals required by Jackson or any of its Affiliates to consummate the transactions contemplated hereby.

   4.6 Access to Funds. As of the date hereof, Jackson has available from its affiliates, and as of the Closing Date, Jackson will have available all funds necessary to consummate the Merger.

   4.7 Standard. No representation nor warranty of Jackson contained in this
Article IV shall be deemed untrue and Jackson shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect.

                      V. COVENANTS OF HIGHLAND AND JACKSON

   5.1 Covenants of Jackson and Highland. Jackson, Highland and Highland Federal shall each, and shall cause each of its affiliates to:

   (a) Filings and Approvals. Cooperate with the other in promptly preparing and filing (i) all applications necessary to obtain all consents, approvals, orders, resolutions or forebearances by or from any Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"), and
(ii) all other documents necessary to obtain any other approvals and consents required to consummate the Merger. Without limiting the generality of the foregoing, (i) Highland shall provide draft copies of the Proxy Statement, and any amendments or supplements thereto, to Jackson for its review and approval within a reasonable time prior to the filing thereof, (ii) Jackson shall provide to Highland drafts of applications, and any supplements and amendments thereto, to be submitted by Jackson and its affiliates for any regulatory approvals for Highland's review and approval within a reasonable time prior to the filing thereof, and (iii) Jackson and Highland shall promptly inform each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

   (b) Reasonable Best Efforts. Subject to the terms and conditions hereof, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such reasonable best efforts shall include, without limitation, (i) each of

Jackson and Highland, and their respective affiliates, using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and (ii) Jackson causing the organization of Merger Sub and taking and causing Merger Sub to take all reasonable actions necessary to consummate the transactions contemplated by this Agreement.

   (c) Confidentiality and Non-Disclosure Agreement. Continue to abide by the terms of that certain Confidentiality and Non-Disclosure Agreement executed by Jackson (on December 1, 1999) and Highland (on November 24, 1999) attached
hereto as Exhibit     (the "Confidentiality Agreement").

   5.2 Affirmative Covenants of Highland. Highland shall and shall cause each of its Subsidiaries to:

   (a) Access. Afford to Jackson and its counsel, accountants or any other persons selected by Jackson reasonable access during normal business hours and upon reasonable prior notice to all its properties, permit Jackson and such other persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, and furnish to Jackson such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as Jackson may from time to time reasonably request.

   (b) Conduct of Business. From and after the date of this Agreement and subject to the express terms and conditions hereof, (i) conduct its affairs only in the ordinary course of business consistent with past practice, and use all reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees and preserve its relationships and goodwill with all persons having business dealings with it, and (ii) maintain its and its Subsidiaries' books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered to Jackson, except to the extent any such change is required by changes in applicable accounting rules and is agreed to by Highland's independent public accountants.

   (c) Delivery of Financial Statements. Deliver to Jackson as soon as they become available true and complete copies of any report or statement mailed by it to stockholders or filed by it with the SEC or, to the extent permitted by law, any other Governmental Authorities subsequent to the date hereof and prior to the Effective Time. In addition, Highland shall furnish to Jackson the regularly prepared monthly financial statements of Highland and its Subsidiaries, including any quarterly thrift financial reports, and, to the extent permitted by law, any and all material presented to the Highland Board of Directors.

   (d) Meeting of Stockholders. Duly call a meeting of its stockholders for the purpose of obtaining the approval of the stockholders to the Merger, this Agreement, and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held as soon as practicable after the date hereof. In connection with such meeting, the Board of Directors of Highland, subject to the requirements of the fiduciary duties of the directors (determined after consultation with outside counsel to Highland), (i) shall recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the stockholders, (ii) shall not withdraw such recommendation and, (iii) shall not recommend approval of any tender offer, exchange offer, merger, consolidation, purchase of substantial assets, recapitalization or similar transaction proposed by any other party. Regardless of whether the Board of Directors of Highland has withdrawn, modified or changed in any manner its recommendation to the stockholders of Highland regarding the adoption of this Agreement and the approval of the Merger, and subject to the provisions of 7.1(h), Highland shall remain obligated under this Agreement, as promptly as practicable, to call and duly convene a meeting of its stockholders to vote upon this Agreement and Merger and cause a vote of the stockholders to be taken at such meeting to determine whether the stockholders of Highland do adopt this Agreement and approve the Merger.

   (e) Proxy Statement. Promptly file with the SEC the Proxy Statement on the form prescribed by the SEC and, after consultation with Jackson, use its best efforts to respond promptly to any comments made by the

SEC or any other governmental official with respect to the Proxy Statement and any preliminary version thereof. Highland shall furnish Jackson with copies of any correspondence received by Highland from the SEC in connection with the Proxy Statement promptly after the receipt thereof, and shall furnish Jackson with copies of any proposed responses that Highland intends to submit to the SEC within a reasonable time prior to the submission thereof to the SEC. The Proxy Statement shall not (i) on the date it is first mailed to Highland's stockholders, (ii) on the date it is filed with the SEC and (iii) on the date of the meeting of stockholders referred to above, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading. Highland agrees that the Proxy Statement shall comply as to form and substance in all material respects with all applicable requirements of federal and state securities laws.

   5.3 Negative Covenants of Highland. From the date hereof until the Effective Time, except with the prior written consent of Jackson or as otherwise expressly permitted by this Agreement, neither Highland nor any of its Subsidiaries shall:

   (a) Organizational Documents. Amend or propose to amend its certificate of incorporation, charter, by-laws or other organizational documents.

   (b) Dividends. Except for the payment of cash dividends consistent with past practice and not to exceed $0.075 per share, provided the earnings of Highland in the quarters in respect of which such dividends are paid are in excess of $0.075 per share (excluding any costs or expenses incurred in conjunction with the transactions contemplated by this Agreement), declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that any wholly-owned Subsidiary of Highland may declare and pay cash dividends, without restriction, to Highland or any of its wholly-owned Subsidiaries.

   (c) Issuance of Securities. Issue, reissue, sell or acquire (or agree to issue, reissue, sell or acquire) shares of its capital stock, other equity securities or Voting Debt or rights, options, performance shares or warrants to acquire any such shares of stock or other equity securities or Voting Debt, except that (i) Highland and its Subsidiaries may issue shares pursuant to the terms of any Options that were issued and outstanding on the date of this Agreement and may, as and to the extent required by Section 1.5 hereof or the terms of the Stock Option Plan or any agreement entered into pursuant to the Stock Option Plan, repurchase or otherwise reacquire any such Options, or (ii) wholly-owned Subsidiaries of Highland may issue shares of capital stock to Highland or any of its wholly-owned Subsidiaries.

   (d) Reclassifications or Repurchases. Subdivide, combine, aggregate in any way or reclassify any shares of its capital stock or redeem or repurchase any shares of such capital stock, except pursuant to the terms of any option agreement entered into pursuant to the Stock Option Plan prior to the date hereof and included in the options disclosed herein.

   (e) Business Combinations. Merge or consolidate (or agree to merge or consolidate) with any other corporation, or convey to another person, firm or corporation or encumber (or agree to convey or encumber), in one transaction or a series of transactions, a material part of its assets or capital stock of its Subsidiaries, or acquire (or agree to acquire) all or substantially all the assets of another person, firm or corporation, except pursuant to the Merger.

   (f) Contracts, Employee Matters. (i) Enter into, amend or terminate any material contract, arrangement, or commitment, except in the ordinary course of business or as expressly permitted by the terms of this Agreement; enter into, adopt, amend (except as required by law or expressly permitted by this Agreement) or terminate any pension, retirement, profit sharing, bonus, welfare benefit or any other employee Benefit Plan or any agreement, arrangement, plan or policy between Highland or any of its Subsidiaries and one or more of their respective directors, officers or employees; (ii) except as set forth in Section 5.3(f)(ii) of the Highland Schedule, or as may be agreed upon by the parties to this Agreement, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect on the date of this Agreement, or enter into any contract, commitment, retention bonus, severance or separation arrangement to do any of the foregoing, provided that compensation increases and bonuses may be paid in the ordinary course of business and consistent with past practices to employees who do not have a title of Vice President or above; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Highland or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

   (g) Indebtedness. (i) Incur any indebtedness for borrowed money other than indebtedness incurred in respect of loans or advances from the FHLB having maturities not greater than 12 months, which indebtedness shall be limited to
(A) amounts necessary to replace existing borrowings that mature after the date hereof and prior to the Closing Date, plus (B) amounts necessary to fund additional loan production or used in the normal course of Highland Federal's business and consistent with past practices, not to exceed $20,000,000 from the date hereof through and including the Closing Date, or (ii) assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, other than deposit liabilities, repurchase agreements and assumptions, endorsements and guarantees incurred or assumed in the ordinary course of Highland Federal's banking business consistent with past practice.

   (h) Investments. Make any investment in the capital stock or securities (excluding notes issued by borrowers in respect of loans made by Highland and its Subsidiaries in the ordinary course of business) of any other person; except for (i) capital stock of the FHLB; (ii) interest-bearing accounts or certificates of deposits in the FHLB with maturities of six months or less;
(iii) direct obligations of the United States of America with maturities of one year or less; (iv) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest with maturities of one year or less; (v) pass-through mortgage backed securities issued by GNMA, FNMA or FHLMC with final maturities not to exceed seven years; and (vi) the Monarch Government Cash Fund.

   (i) Business Practices. (i) Enter into any new line of business; (ii) change in any material respect its lending, investment, liability management and other material management policies; or (iii) incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate for all such expenditures from the date hereof through and including the Closing Date, or any obligations or liabilities in connection therewith, other than capital expenditures disclosed in Section 5.3(i) of the Highland Schedule.

   5.4 Notification. Each party to this Agreement shall notify the other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, (i) any event that would constitute a breach on its part of any obligation under this Agreement, or (ii) any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of either party described in the representations and warranties contained herein.

   5.5 No Shopping. Neither Highland nor any Subsidiary thereof shall, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, endorse, encourage, facilitate or participate in any negotiation in respect of or cooperate with (including by way of furnishing any non-public information concerning the business, properties or assets of Highland, or any Subsidiary thereof) any Acquisition Proposal (as hereinafter defined). Highland shall immediately cease and cause to be terminated any activities, negotiations or discussions begun or conducted prior to the date hereof, and shall enforce any confidentiality agreement or similar agreement, relating to any actual or possible Acquisition Proposal. Highland shall notify Jackson promptly, and in any event within 24 hours, by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Highland, any Subsidiary or any of their respective officers, directors, employees, advisors or representatives, and shall furnish Jackson with a copy of any written Acquisition Proposal received by Highland and a summary of the material terms of any oral Acquisition Proposal so received, including any subsequent changes thereto. Notwithstanding any other provision in this Section 5.5 or elsewhere in this Agreement, nothing in this Agreement (a) shall prevent the Board of Directors of Highland from disclosing to the stockholders of Highland a position with respect to a tender offer pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (b) shall prevent or restrict Highland from taking any action with respect to an Acquisition Proposal if the Board of Directors of Highland concludes in good faith after consultation with its outside legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law. The term "Acquisition Proposal" means any proposal for, or any communication which may reasonably be expected to lead to a proposal for, a merger or other business combination involving Highland or for the acquisition of a substantial equity interest in Highland or Highland Federal, or a substantial portion of the assets of, Highland and its Subsidiaries on a consolidated basis.

   5.6 Indemnification.

   (a) Jackson shall indemnify and hold harmless each present and former director, officer, or employee of Highland or any of its Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the extent that Highland would have been permitted under its certificate of incorporation or charter and by-laws as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement (to the extent Jackson consents to such settlement) not covered by insurance other than that referred to herein in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or as of the Effective Time, including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement and shall pay the expenses, including reasonable attorneys' fees, of such individuals in advance of the final resolution of any such claim, action, suit, proceeding or investigation, provided the Indemnified Parties shall first execute an undertaking acceptable to Jackson to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law. In the event of any such claim, action, suit, proceeding or investigation, the Indemnified Party or Indemnified Parties, as applicable, shall provide prompt written notice thereof to Jackson. Jackson shall have the right to assume or participate in the defense of any such claim, action, suit, proceeding or investigation at its own expense; provided, that Jackson shall not be liable for any settlement effected without its written consent. In the event that Jackson fails to timely assume the defense of such claim, action, suit, proceeding or investigation, the Indemnified Parties or an Indemnified Party, as applicable, shall have the right to appoint counsel of their own choosing; provided, that Jackson shall not be obligated pursuant to this Section 5.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the defense of such action which would make joint representation of such Indemnified Parties inappropriate under applicable rules of professional responsibility. Any failure by an Indemnified Party to notify Jackson shall not relieve Jackson of its obligations under any other section of this Agreement.

   (b) This Section shall survive the consummation of the Merger and is intended to benefit each of the Indemnified Parties and shall be binding upon all successors and assigns of Jackson. Anything in this Section to the contrary notwithstanding, Jackson shall not have any obligation under this Section to indemnify any Indemnified Party against any losses, claims, damages or liabilities that are finally judicially determined to have resulted from such Indemnified Party's own willful misconduct or gross negligence.

   (c) Jackson shall use all reasonable efforts to provide directors' and officers liability insurance covering each person who was an officer or director of Highland or any Subsidiary prior to the Effective Time for a period of three years after the Effective Time, providing coverage not materially less favorable to such persons than that provided to such persons under Highland's existing liability insurance policies as in effect on the date of this Agreement; provided that Jackson shall not be obligated to make annual premium payments for such insurance in excess of 125% of the annual amount of premiums paid as of the date hereof by Highland for such insurance and, if the premiums for such insurance would exceed such 125% annual amount Jackson shall use its reasonable best efforts to obtain as much insurance coverage as is available for such 125% annual amount.

   (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   5.7 Employment and Severance Agreements.

   (a) Jackson agrees that the employees of Highland and its Subsidiaries who are retained by Jackson after the consummation of the Merger ("Employees") will, on and as of the Closing Date, be immediately eligible to participate in employee benefit plans and other fringe benefits and rights, including health plans, severance plans and vacation pay, enjoyed by employees of Jackson in comparable positions, including any pension plans. For all employee benefit plans, except any pension plans, the Employees will be given immediate credit for their length of service with Highland and its Subsidiaries for all purposes.

   (b) Each of the individuals listed in Section 5.7(b) of the Highland Schedule and Jackson has concurrently with the execution of this Agreement entered into employment agreements substantially similar to those attached as Exhibit A or such other agreements relating to compensation in such form and substance as shall be reasonably satisfactory to Jackson and such persons.

   5.8 Tax Matters.

   (a) Preparation and Filing of Tax Returns. Between the date hereof and the Effective Time, the Group and each Member shall prepare and file, on or before the due date (including extensions) therefor, all Returns required to be filed by the Group or such Member on or before the Effective Time, and shall pay all Taxes (including estimated Taxes) due on such Returns (or due with respect to Returns for which an extension has been granted) or which are otherwise required to be paid at any time prior to or during such period. Highland shall provide Jackson with drafts for any such Returns no later than 60 days before its due date (including extensions). Except with the consent of Jackson, such Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods. Highland shall keep Jackson apprised of its progress in the preparation of its Returns, and shall provide to Jackson copies of draft returns prior to filing. Highland shall consult with Jackson prior to making any significant decisions with respect to Tax reporting or other Tax matters, in order to assure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

   (b) Notification of Tax Proceedings. Between the date hereof and the Effective Time, in the event of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Group or any Member, Highland shall provide prompt notice to Jackson of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

   (c) Tax Elections, Waivers and Settlements. Between the date hereof and the Effective Time, neither the Group nor any Member shall, except with the prior consent or Jackson, (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

   (d) Correspondence and Documents. Highland shall make available to Jackson true and complete copies of all material correspondence and documents in its possession relating directly or indirectly to Taxes of the Group or any Member in respect of the five most recently completed Tax years. For this purpose "correspondence and documents" include but are not limited to Returns, amended Returns, claims for Tax refunds, notification from taxing authorities of proposed changes to Taxes or Returns, acceptances of proposed Tax deficiencies, closing agreements entered into with taxing authorities, waivers of the statute of limitations for Tax purposes and all other written communications to or from taxing authorities relating to the material Tax liabilities of the Group or any Member.

                           VI. CONDITIONS TO CLOSING

   6.1 Conditions to Highland's Obligation to Close. The obligation of Highland to complete the transactions contemplated by this Agreement and to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of all of the following conditions:

   (a) Continued Accuracy of Warranties and Representations. All representations and warranties of Jackson contained in this Agreement shall be true and correct within the standard set forth in Section 4.7 on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct within the standard set forth in Section 4.7 as of such date ); Jackson shall have performed all covenants required by this Agreement to be performed by it at or prior to the Closing Date except to the extent as would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Highland on the Closing Date a certificate executed by a duly authorized officer of Jackson certifying compliance with the provisions of this Section 6.1(a).

   (b) Regulatory Approvals. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, all Regulatory Approvals necessary for consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no proceedings shall have been initiated or threatened challenging or questioning such approvals by any governmental agency with jurisdiction therein; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

   (c) Stockholder Approval. The holders of a majority of the outstanding shares of Highland Common Stock shall have approved this Agreement, the Merger, and the transactions contemplated hereby.

   (d) No Injunction. There shall not be pending any temporary restraining order or preliminary or permanent injunction, or other order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order or preliminary or permanent injunction, other order or decree.

   (e) Funds with Exchange Agent. Highland shall have received written confirmation from the Exchange Agent that funds sufficient to pay the Merger Consideration have been deposited by Jackson with the Exchange Agent.

   6.2 Conditions to Jackson's Obligation to Close. The obligation of Jackson to consummate the transactions contemplated by this Agreement and the Merger is subject to the satisfaction or waiver on or before the Closing Date of all of the following conditions:

   (a) Continued Accuracy of Warranties and Representations. All warranties and representations of Highland and its Subsidiaries contained in this Agreement and any schedule or exhibit hereto, shall be true and correct within the standard set forth in Section 3.30 on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct within the standard set forth in Section 3.30 as of such date); Highland shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing Date except to the extent as would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Jackson on the Closing Date a certificate executed by the Chief Executive Officer of Highland certifying compliance with all the provisions of this
Section 6.2(a).

   (b) Regulatory Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, all Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions which Jackson determines in its good faith judgment to be materially burdensome upon the conduct of the business of Jackson or which would adversely impact the economic and business benefits of the Merger to Jackson so as to render it inadvisable in the good faith judgment of Jackson to proceed with the Merger; such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

   (c) Stockholder Approval. Highland shall have furnished Jackson with a certified copy of resolutions duly adopted by the holders of a majority of the outstanding shares of Highland Common Stock entitled to vote thereon approving this Agreement, the Merger, and the transactions contemplated hereby; and such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled.

   (d) No Injunction. There shall not be pending any temporary restraining order, preliminary or permanent injunction, or other order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over Highland, Jackson or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by Jackson of Highland and its Subsidiaries.

   (e) Jackson shall have received an opinion of Manatt, Phelps & Phillips, LLP, counsel to Highland, dated the Closing Date to the effect specified in
Schedule 1 hereto. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than California or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Jackson, and, as to matters of fact, upon certificates of Highland and officers of Highland and its Subsidiaries, copies of which opinions and certificates shall be contemporaneously delivered to Jackson.

   (f) No Resolution Amendments. Neither the Board of Directors of Highland nor any committee thereof shall have amended or modified the resolutions referred to in Section 3.22 hereof or shall have adopted any resolutions inconsistent with such resolutions.

   (g) Consents Under Agreements. Highland shall have obtained the consent or approval (other than pursuant to the Regulatory Approvals) of each person whose consent or approval is required in order to permit the succession of the Surviving Corporation, or any of its Affiliates, pursuant to the Merger to any obligation, right or interest of Highland or its Subsidiaries under any loan, credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except to such extent as would not reasonably be expected to have a Material Adverse Effect. All such consents and approvals currently known to be required to be obtained pursuant to this Section 6.2(g) are listed in the Highland Schedule.

   (h) Good Standing and Tax Certificates. Highland shall have delivered (i) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that each of

Highland and its Subsidiaries is in good standing under the jurisdiction of its incorporation or organization, (ii) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that Highland is qualified to do business in the States of Delaware and California, and (iii) a certificate dated not more than ten days prior to the Closing Date from the department of taxation of (A) the respective states of incorporation or organization of each of Highland and the Subsidiaries of Highland Federal and (B) Delaware and California, as to the tax status of each of Highland and its Subsidiaries in such state.

   (i) Resignation of Certain Directors. Highland shall have delivered the resignations of all directors of Highland and of each Subsidiary of Highland, which resignations shall be effective as of the Effective Time.

   (j) Dissenting Stock. Holders of no more than 5% of the outstanding shares of Highland Common Stock shall have given notice requesting that their shares of Highland Common Stock be treated as Dissenting Stock.

   (k) Employment Agreement. Each of the individuals listed in Section 5.7 of the Highland Schedule shall have entered into an employment agreement with Jackson.

                                VII. TERMINATION

   7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

   (a) By mutual written consent of the parties at any time whether or not this Agreement has theretofore been approved by their respective stockholders of Highland;

   (b) By either party commencing one business day following the failure of the stockholders of Highland to approve the Merger by the majority required by law at a meeting of Highland stockholders duly called, noticed and held for the purpose of voting upon the Merger, including any adjournment or postponement thereof;

   (c) By either party after the expiration of 30 days after the OTS or any other Governmental Authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law in order to consummate the Merger, unless prior to the expiration of such 30-day period Jackson elects to appeal such denial or refusal or to petition for reconsideration thereof, in which case such 30-day period shall not be deemed to have run while such appeal or petition for reconsideration is being actively pursued by Jackson; provided, that during the 30-day period following any such denial or refusal, the parties shall consult in good faith as to whether any such appeal or petition for reconsideration should be pursued;

   (d) By Jackson, immediately upon the expiration of 30 days from the date that Jackson has given notice to Highland of Highland's material misrepresentation in respect of, or material breach of, any warranty, representation or agreement herein, unless such misrepresentation or breach has been fully and completely corrected or cured prior to the expiration of such 30-day period; provided that any such breach or failure would entitle Jackson not to consummate the Merger pursuant to Section 6.2(a);

   (e) By Highland immediately upon the expiration of 30 days from the date that Highland has given notice to Jackson of Jackson's material misrepresentation in respect of, or material breach of, any warranty, representation or agreement contained herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period; provided that any such breach or failure would entitle Highland not to consummate the Merger pursuant to Section 6.1(a);

   (f) By a party hereto that is not in default hereunder, if the Closing has not occurred on or before January 5, 2001, (the "Termination Date");

   (g) By Jackson if the Board of Directors of Highland shall have failed to recommend adoption of this Agreement and approval of the Merger to the stockholders of Highland or withdraws, modifies or changes in any manner adverse to Jackson, its recommendation to the stockholders of Highland to approve the Merger referred to in Section 5.2; or

   (h) By Highland, and without the need to call and convene the meeting of stockholders otherwise required pursuant to Section 5.2(d), if Highland (i) is presented with and notifies Jackson of any fully financed competing Acquisition Proposal made in cash by an acquiror which is financially sound, (ii) provides Jackson, for a period of at least 5 business days from the date Jackson is so notified, an opportunity to increase the amount of the Merger Consideration, and (iii) immediately pays the $4 million fee payable to Jackson provided for in Section 7.2(b), in the event Jackson does not exercise, or notifies Highland that it will not exercise, its right to increase its offer to Highland.

   7.2 Effect of Termination.

   (a) Except as provided in Section 7.1(h) and 7.2(b), in the event of a termination under Section 7.1 hereof, this Agreement shall become void, and there shall be no liability on the part of either party or any of such party's directors, officers, employees or agents to the other party or such other party's stockholders; provided, that the obligations of Sections 5.2(b) (as it applies to the Confidentiality Agreement) and 8.9 hereof shall survive the termination of this Agreement; and provided, further, that a termination under
Section 7.1 hereof shall not relieve any party of any liability for any intentional breach of this Agreement or for any intentional misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In such event the prevailing party shall be entitled to reasonable attorneys' fees and expenses in addition to any other damages to which it may otherwise be entitled under applicable law.

   (b) If (i) the Board of Directors of Highland shall have failed to recommend adoption of this Agreement and approval of the Merger to the stockholders of Highland, shall have withdrawn such recommendation or shall have modified or changed such recommendation in any manner adverse to Jackson, (ii) Highland shall be in material and willful breach of any of its covenants contained in this Agreement to such extent as would authorize Jackson to terminate this Agreement pursuant to Section 7.1(d), or (iii) the stockholders of Highland do not adopt this Agreement and approve the Merger, in each of the foregoing cases after any third party has made an Acquisition Proposal or has publicly announced its intention (whether or not conditional) to make an Acquisition Proposal, then Jackson may, if it elects to terminate this Agreement as provided in Section 7.1 based upon the occurrence of any of the foregoing, request and upon such request Highland shall promptly, and in any event not later than one day after such request, pay a fee of $4 million to Jackson in immediately available funds.

                              VIII. MISCELLANEOUS

   8.1 Notices. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by telegraph or by facsimile transmission as follows:

   To Highland and to

   Highland Federal:

   Highland Bancorp, Inc.
   601 Glenoaks Boulevard, Suite 200
   Burbank, California 91502
   Attn: Stephen N. Rippe, President
   Facsimile: (818) 848-0063

   With a copy to:

   Manatt, Phelps & Phillips, LLP
   11355 West Olympic Boulevard
   Los Angeles, California 90064
   Attn: William T. Quicksilver, Esq.
   Facsimile: (310) 312-4224

   To Jackson:

   Jackson Federal Bank
   599 North E Street
   San Bernardino, California 92401
   Attn: D. Tad Lowrey, Chairman and
   Chief Executive Officer
   Facsimile: (909) 889-7858

   With copies to:

   Jackson National Life Insurance company
   5901 Executive Drive
   Lansing, Michigan 48911
   Attn: General Counsel
   Facsimile: (517) 394-6432

   Mayer, Brown & Platt
   350 South Grand Avenue, Suite 2500
   Los Angeles, California 90071
   Attn: James R. Walther, Esq.
   Facsimile: (213) 625-0248

   Such notice or other communication shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

   8.2 Governing Law. This Agreement and the legal relations between the parties shall, except to the extent otherwise required by applicable federal law, be governed by and construed in accordance with the internal laws of the State of Delaware, without taking into account provisions regarding choice of law.

   8.3 Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto and thereto.

   8.4 Amendments and Waivers. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Highland and Jackson, but, after any such approval, no amendment shall be made which by law requires approval of the stockholders of Highland, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

   8.5 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

   8.6 Counterparts. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

   8.7 Interpretation of Agreement. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, such word shall be deemed followed by the words "without limitation," whether or not so stated.

   8.8 Survival of Representations, Warrants and Covenants. None of the representations, warranties and covenants of the parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing, and neither party, nor any of its directors, officers, employees or stockholders shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants, other than covenants which by their terms continue after the Effective Time.

   8.9 Expenses. Subject to Section 7.2 hereof, the parties hereto agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

   (a) Fees and disbursements of counsel, consultants and accountants shall be paid by the party employing such person.

   (b) Highland shall bear the expenses incurred in connection with obtaining approval of the transactions contemplated hereby by its stockholders, including the expense of preparing and distributing the Proxy Statement and all proxy solicitation costs.

   (c) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

   (d) For purposes of this Section 8.9, the terms "costs, fees and expenses" do not include damages that may otherwise be recoverable by any party as a result of the breach of this Agreement by any other party.

   (e) The broker's and finder's fees referenced in Section 3.18 and Highland's legal counsel fees referenced in Section 8.9(a) shall be no greater than $1,200,000. If, however, such broker's, finder's and legal fees are greater than $1,200,000, then the per share amount of the Merger Consideration and the per share amount paid in cancellation of each Option pursuant to Section 5.1(a) shall each be reduced by an amount equal to the quotient derived by dividing
(A) the amount by which the aggregate of the broker's, finder's and legal fees referred to in Section 8.9(a) exceeds $1,200,000 by (B) an amount equal to the sum of the total number of shares of Highland Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Highland Common Stock that are subject to Options that are to be canceled pursuant to Section 1.5(a) (assuming for purposes of this calculation that the payments made in cancellation of Options pursuant to Section 5(a) are made immediately prior to the Effective Time).

   8.10 Definitions.

   (a) The term "affiliate" shall mean a person or entity that directly, or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with the person specified.

   (b) The term "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, property or financial condition of Highland and its Subsidiaries taken as a whole or Jackson and its subsidiaries taken as a whole, or the Surviving Corporation and its subsidiaries taken as a whole, as the case may be, or (b) the ability of Highland or any of its Subsidiaries or Jackson or any of its subsidiaries, as the case may be, to perform its obligations and consummate the transactions under this Agreement.

   (c) The term "subsidiary" shall mean, when used in reference to an entity, any corporation or other legal entity (including, for this purpose, partnerships), a majority of the outstanding voting securities of or equity interest in which are owned directly or indirectly by such entity. Ownership solely pursuant to fiduciary trust or similar arrangements shall not constitute ownership of stock for purposes of this definition.

   (d) Reference to the "knowledge" or "best knowledge" of Highland herein shall mean facts and other information which any of Stephen N. Rippe, Garry Warren, Ellen Geiger, Kelly Andrews, Steve Cooper, Richard Smith, Gary Terrazas, and Jeff Gollins, all officers of Highland or its Subsidiaries, knows or should know as a result of the performance by any such officer of his or her duties as an officer of Highland or its Subsidiaries and includes such diligent inquiry as is reasonable under the circumstances.

   8.11 Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

   8.12 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any press or news releases, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each party shall provide the proposed text of any such press or news release, announcement or public statement to the other party prior to its publication and shall permit such other party a reasonable period to provide comments thereon.

   8.13 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party.

   8.14 Further Action. The parties hereto each agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, and not inconsistent herewith, in order to consummate expeditiously the transactions contemplated by this Agreement.

   8.15 Parties. Except as expressly provided in this Agreement, (including, but not limited to, the rights set forth in Section 5.6 hereof) each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          JACKSON FEDERAL BANK

                                                     /s/ Tad Lowry
                                          By: _________________________________

                                          HIGHLAND BANCORP, INC.

                                                  /s/ Stephen N. Rippe
                                          By: _________________________________

                                          HIGHLAND FEDERAL BANK

                                                  /s/ Stephen N. Rippe
                                          By: _________________________________

                                                                         ANNEX B

                          [SANDLER O'NEILL LETTERHEAD]

April 24, 2000

Board of Directors
Highland Bancorp, Inc.
601 South Glenoaks Boulevard
Suite 215
Burbank, CA 91502

Ladies and Gentlemen:

   Highland Bancorp, Inc. ("Highland"), Highland Federal Bank and Jackson Federal Bank ("Jackson") have entered into an Agreement and Plan of Merger, dated as of April 24, 2000 (the "Agreement"), pursuant to which Highland will become a wholly-owned subsidiary of Jackson through the merger of a wholly-owned subsidiary of Jackson with and into Highland (the "Merger"). Upon consummation of the Merger, each share of Highland common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Highland Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $25.45 in cash, without interest (the "Merger Consideration"). The Merger Consideration is subject to downward adjustment under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Highland Shares.

   Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of Highland that we deemed relevant; (iii) certain publicly available financial information of Jackson that we deemed relevant; (iv) certain limited financial information, including published credit ratings, of certain of Jackson's affiliates; (v) certain internal financial analyses and forecasts of Highland prepared by and/or reviewed with management of Highland and the views of senior management of Highland, based on certain limited discussions with certain members of senior management, regarding Highland's business, financial condition, results of operations and future prospects; (vi) the views of senior management of Jackson, based on certain limited discussions with certain members of senior management, regarding Jackson's ability to obtain regulatory approval of the Merger and to fund the Merger Consideration;
(vii) the publicly reported historical price and trading activity for Highland's common stock, including a comparison of certain financial and stock market information for Highland with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

   In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Highland or Jackson or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Highland or Jackson or any of their subsidiaries or affiliates, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Highland or Jackson nor have we reviewed any individual credit files relating to Highland or Jackson and, with your permission, we have assumed that the respective allowances for loan losses for both Highland and Jackson are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of independent accountants for the accuracy and completeness of the financial statements made available to us. With respect to the financial projections prepared by and reviewed with management of Highland, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the future financial performance of Highland that such performance will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Highland's or Jackson's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Highland and Jackson will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that no adjustments will be required pursuant to Section 8.9(e) of the Agreement and that the conditions precedent in the Agreement are not waived.

   Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Highland's common stock will trade at any time.

   We have acted as Highland's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Highland and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may also purchase securities from and sell securities to Highland and Jackson and their affiliates. We may also actively trade the debt and equity securities of Highland and certain affiliates of Jackson for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion is directed to the Board of Directors of Highland in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Highland as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Highland Shares is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.

                                                                         ANNEX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright(C) 1975-2000 by The State of Delaware. All rights reserved.
                     Current through End of 2000 Reg. Sess.

SECTION 262 Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251
(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof,

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository, receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (b) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (c) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or, series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the fight of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             HIGHLAND BANCORP, INC.
              PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD AUGUST 8, 2000
  THE BOARD OF DIRECTORS OF HIGHLAND BANCORP IS SOLICITING THIS PROXY

    I/we hereby nominate, constitute and appoint Stephen N. Rippe and Richard Cross and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2000 Annual Meeting of Stockholders of HIGHLAND BANCORP, INC. which will be held at the Hilton Glendale, on August 8, 2000 at 10:00 a.m., and at any and all adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote.

  PURPOSES:
    1. MERGER WITH JACKSON FEDERAL BANK. To approve the Agreement and Plan of Merger between Highland Bancorp, Inc., Highland Federal Bank and Jackson Federal Bank and the transactions evidenced thereby.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]

    2.  ELECTION OF DIRECTORS

          [_] FOR all nominees listed         [_] WITHHOLD AUTHORITY to vote
              below (except as indicated          for all nominees listedbelow
              to the contrary below).
              Discretionary authority to
              cumulate votes is granted to
              the Board.

     Nominees: Woodrow W. Dewitt, Richard O. Oxford and Shirley E. Simmons.

  INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee(s) write that nominee's(s') name in the space below.

           ------------------------------------------------------
    3. RATIFICATION OF KPMG LLP Ratify the selection of KPMG LLP as Highland Bancorp, Inc.'s independent auditors.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]

    4. OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if the Board of Directors gives no recommendation, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting.

                  PLEASE SIGN AND DATE ON REVERSE SIDE



                           PLEASE SIGN AND DATE BELOW

  I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the notice of Annual Meeting and the Proxy Statement that accompanies the notice.

                                                  Date: _________, 2000

                                                  Signed: _____________

                                                  Date: _________, 2000

                                                  Signed: _____________

                                                  Please date this
                                                  Proxy and sign above
                                                  as your name(s)
                                                  appear(s) on this
                                                  card. Joint owners
                                                  should each sign
                                                  personally.
                                                  Corporate proxies
                                                  should be signed by
                                                  an authorized
                                                  officer. Executors,
                                                  administrators,
                                                  trustees, etc.,
                                                  should give their
                                                  full titles.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT WITH JACKSON FEDERAL BANK, "FOR" THE ELECTION OF THE NOMINATED DIRECTORS AND "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE APPROVAL OF THE MERGER AGREEMENT WITH JACKSON FEDERAL BANK, "FOR" THE ELECTION OF THE NOMINATED DIRECTORS AND "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.